Exhibit 10.1

EXECUTION COPY

SECURITIES PURCHASE AGREEMENT

Dated as of March 23, 2005

among

Yucaipa Corporate Initiatives Fund I, L.P.

Yucaipa American Alliance Fund I, L.P.

Yucaipa American Alliance (Parallel) Fund I, L.P

The Yucaipa Companies LLC (As Investors’ Representative)

and

Pathmark Stores, Inc.

i

SECTION 3.13. Property and Leases

SECTION 3.14. Intellectual Property

SECTION 3.15. Taxes

SECTION 3.16. Environmental Matters

SECTION 3.17. Contracts; Debt Instruments

SECTION 3.18. Related Party Transactions

SECTION 3.19. Insurance

SECTION 3.20. Controls

SECTION 3.21. Private Offering

SECTION 3.22. Vote Required

SECTION 3.23. Section 203 of the DGCL; Takeover Statute

SECTION 3.24. Fairness Opinion

SECTION 3.25. Brokers

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF INVESTORS

SECTION 4.01. Organization

SECTION 4.02. Authority

SECTION 4.03. No Conflict; Required Filings and Consents

SECTION 4.04. Investment Purpose

SECTION 4.05. Status of Shares; Limitations on Transfer and Other Restrictions

SECTION 4.06. Sophistication and Financial Condition of the Investors

SECTION 4.07. Available Funds

SECTION 4.08. Proxy Statement

SECTION 4.09. Ownership of Company Capital Stock

SECTION 4.10. Brokers

ARTICLE V

CONDUCT OF BUSINESS PENDING THE CLOSING

SECTION 5.01. Conduct of Business by the Company Pending the Closing

SECTION 5.02. No Contrary Agreements or Actions

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01. Stockholders’ Meeting

SECTION 6.02. Proxy Statement; Other SEC Filings

SECTION 6.03. Access to Information; Confidentiality

SECTION 6.04. No Solicitation of Transactions

SECTION 6.05. Further Action; Reasonable Best Efforts; Consents; Filings

SECTION 6.06. Public Announcements

SECTION 6.07. Credit Agreement

SECTION 6.08. Board Representation

SECTION 6.09. Cooperation

SECTION 6.10. Certain Notices

SECTION 6.11. Investors’ Representative

ARTICLE VII

CONDITIONS

SECTION 7.01. Conditions to the Obligations of Each Party

SECTION 7.02. Conditions to the Obligations of the Investors

SECTION 7.03. Conditions to the Obligations of the Company

ARTICLE VIII

TERMINATION, AMENDMENT and WAIVER

SECTION 8.01. Termination

SECTION 8.02. Effect of Termination

SECTION 8.03. Fees and Expenses

SECTION 8.04. Amendment

SECTION 8.05. Waiver

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01. Survival of Representations and Warranties; Indemnification

SECTION 9.02. Notices

SECTION 9.03. Severability

SECTION 9.04. Entire Agreement; Assignment

SECTION 9.05. Parties in Interest

SECTION 9.06. Specific Performance

SECTION 9.07. Governing Law

SECTION 9.08. Waiver of Jury Trial

SECTION 9.09. Attorneys’ Fees

SECTION 9.10. Headings

SECTION 9.11. Counterparts

EXHIBITS

Exhibit A	Investor Warrant Agreement

Exhibit B	Management Agreement

Exhibit C	Registration Rights Agreement

Exhibit D	Stockholders Agreement

Exhibit E	Form of Opinion of Counsel to Company

Exhibit F	Form of Opinion of Counsel to Investors

SCHEDULE I Investor Unit Allocation

v

SECURITIES PURCHASE AGREEMENT, dated as of March 23, 2005 (this “Agreement”), between Yucaipa Corporate Initiatives Fund I, L.P., a Delaware limited partnership (“YCI”), Yucaipa American Alliance Fund I, L.P., a Delaware limited partnership (“YAAF”), Yucaipa American Alliance (Parallel) Fund I, L.P., a Delaware limited partnership (“YAAF Parallel” and, together with YCI and YAAF, the “Investors”, The Yucaipa Companies LLC, a Delaware limited liability company (“Investors’ Representative”) (which is a party to this Agreement solely with respect to Section 6.11 hereof), and Pathmark Stores, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Company desires to sell to the Investors, and the Investors desire to purchase from the Company, pursuant to the terms and conditions set forth in this Agreement, an aggregate of 20,000,000 investment units (“Units”), which consist in the aggregate of (i) 20,000,000 shares (the “Shares”) of the common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), (ii) 10,060,000 Series A warrants (the “Series A Investor Warrants”), the terms of which shall be governed by a warrant agreement between the Company and the Investors in the form attached hereto as Exhibit A (the “Investor Warrant Agreement”), to purchase additional shares of Company Common Stock and (iii) 15,046,350 Series B warrants (the “Series B Investor Warrants”; together with the Series A Investor Warrants, the “Investor Warrants”), the terms of which shall also be governed by the Investor Warrant Agreement, to purchase additional shares of Company Common Stock (the Units, the Shares and the Investor Warrants are collectively referred to herein as the “Purchased Securities”);

WHEREAS, each one Unit will consist of one Share, 0.503 Series A Investor Warrants, and 0.7523175 Series B Investor Warrants;

WHEREAS, concurrently with execution of this Agreement the Company will enter into a management agreement with the Investors’ Representative in the form attached hereto as Exhibit B (the “Management Agreement”), and concurrently with the closing of the sale and purchase of the Purchased Securities contemplated by this Agreement, the Company will enter into (i) the Investor Warrant Agreement, (ii) a registration rights agreement with the Investors with respect to the Shares and shares of Company Common Stock issuable upon exercise of the Investor Warrants, in the form attached hereto as Exhibit C (the “Registration Rights Agreement”) and (iii) a stockholders’ agreement with the Investors, in the form attached hereto as Exhibit D (the “Stockholders Agreement”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Investors and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.  Definitions.

(a)                                  For purposes of this Agreement:

“Acquisition Proposal” means any proposal or offer from any person relating to any direct or indirect (i) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture or otherwise of assets of the Company or any Subsidiary representing 20% or more of the consolidated assets of the Company and its Subsidiaries (other than sales of inventory in the ordinary course of business and consistent with past practice); (ii) issuance, sale or other disposition, directly or indirectly (including, without limitation, by way of merger, consolidation, business combination, share exchange, joint venture or any similar transaction), of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of any class of equity securities of the Company; (iii) tender offer or exchange offer as defined pursuant to the Exchange Act that, if consummated, would result in any person beneficially owning 20% or more of any class or series (or the voting power of any class or series) of equity securities of the Company or any other transaction in which any person shall acquire beneficial ownership or the right to acquire beneficial ownership, of 20% or more of any class or series (or the voting power of any class or series) of equity securities; (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, or any Subsidiary representing 20% or more of the consolidated assets of the Company and its Subsidiaries; or (v) combination of the foregoing (in each case, other than the Transactions).

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Ancillary Agreements” means the Investor Warrant Agreement, the Registration Rights Agreement, the Management Agreement and the Stockholders Agreement.

“beneficial owner” (and related terms such as “beneficially owned” or “beneficial ownership”) has the meaning ascribed to such term under Rule 13d-3 of the Exchange Act.

“By-Laws” means the Amended and Restated By-Laws of the Company effective April 16, 2004.

“business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York City.

“Board” means the Board of Directors of the Company.

“Certificate of Incorporation” means the Amended and Restated Certificate of the Company, dated as of September 19, 2000.

“Code” means the Internal Revenue Code of 1986, as amended.

“contracts” means any agreement, contract, lease, power of attorney, note, loan, evidence of indebtedness, purchase order, letter of credit, settlement agreement, franchise agreement, undertaking, covenant not to compete, employment agreement, license agreement, instrument, obligation, commitment, understanding, policy which constitutes an executory obligation, purchase and sales order, quotation which constitutes an executory commitment, and other executory commitments to which a person is a party or to which any of the assets of such person are subject, whether oral or written, express or implied.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract, credit arrangement or otherwise; including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such person.

“Data Site Index” means the index at Section 1.01(a)(1) of the Disclosure Schedule listing those items in the Electronic Data Room.

“DGCL” means the General Corporation Law of the State of Delaware.

“Electronic Data Room” means those documents included on an Internet site as of the date hereof, which has been made available to the Investors.

“Environmental Laws” means any United States federal, state, local or foreign Laws in existence on the date hereof relating to pollution or the protection, investigation or restoration of the environment or human health due to exposure to Hazardous Substances.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any person, and any option, warrant, right or security (including, without limitation, debt securities) convertible, exchangeable or exercisable therefor.

“Expenses” includes all reasonable and documented out-of-pocket costs, fees and expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation and execution of this Agreement and the Ancillary Agreements and the performance of the Transactions contemplated by this Agreement, including, without limitation, all expenses incurred to obtain all consents, approvals and authorizations of any third party with respect to the Transactions.

“Hazardous Substances” means (i) those substances defined in or regulated under the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder:  the Hazardous Materials Transportation Act, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Occupational Health and Safety Act, and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon; and (v) any substance, material, or waste defined as toxic or hazardous or as a pollutant or contaminant, or regulated by any Governmental Authority pursuant to any Environmental Law.

“Intellectual Property” means United States and non-United States (a) inventions and discoveries (whether or not patentable and whether or not reduced to practice), improvements thereto, and patents, patent applications, invention disclosures, and other rights of invention, worldwide, including without limitation any reissues, divisions, continuations and continuations-in-part, provisionals, reexamined patents or other applications or patents claiming the benefit of the filing date of any such application or patent; (b) trademarks, service marks, trade names, trade dress, logos, Internet domain names, product names and slogans, including any common law rights, registrations, and applications for registration for any of the foregoing, and the goodwill associated with all of the foregoing, worldwide; (c) copyrightable works, all rights in copyrights, including moral rights, copyrights, website content, packaging design and art work, and other rights of authorship and exploitation, and any applications, registrations and renewals in connection therewith, worldwide; (d) confidential and proprietary information, including without limitation, customer and supplier lists and related information, pricing and cost information, business and marketing plans, research and development, advertising statistics, any other financial, marketing and business data, technical data, databases, specifications, designs, drawings, methods, schematics and know-how (collectively, “Trade Secrets”); (e) to the extent not covered by subsections (a) through (d), above, software and website content; (f) all claims, causes of action and rights to sue for past, present and future infringement, misappropriation or unconsented use of any of the Intellectual Property, the right to file applications and obtain registrations, and all products, proceeds and revenues arising from or relating to any and all of the foregoing, throughout the world; and (g) the rights to use the names and likenesses of natural persons and any other proprietary, intellectual property and other rights relating to any or all of the foregoing anywhere in the world.

“knowledge of the Company” means the actual knowledge of the executive officers of the Company and those individuals identified on Section 1.01(a)(2) of the Disclosure Schedule, in each case, after reasonable inquiry.

“Liens” means any charge, mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title defect, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, negotiation or refusal, proxy, lien or other similar restrictions or limitations.

“Material Adverse Effect” means any event, circumstance, change or effect that,  either individually or combined with all other events, circumstances, changes or effects, (i) has or would have a material adverse effect on the business, operations, assets, liabilities (including contingent liabilities), financial condition or results of operations of the Company and the Subsidiaries, taken as a whole or (ii) materially impairs or would materially impair the ability of the Company to consummate the Transactions and perform its other obligations under this Agreement; provided, however, that “Material Adverse Effect” shall not include any event, circumstance, change or effect arising out of or attributable to (i) any decrease in the market price of the shares of the Company Common Stock (but not any event, circumstance, change or effect underlying such decrease to the extent that such event, circumstance, change or effect would otherwise constitute a Material Adverse Effect), (ii) any events, circumstances, changes or effects that affect the supermarket business generally and that do not disproportionately impact the Company and its Subsidiaries, (iii) any changes in the securities markets generally that do not disproportionately impact the Company and its Subsidiaries, (iv) any changes in general economic, legal, regulatory or political conditions in the geographic regions in which the Company and its Subsidiaries operate that do not disproportionately impact the Company and its Subsidiaries.

“Other Filings” means all filings made by, or required to be made by, the Company with the SEC other than the Proxy Statement.

“Permitted Liens” means (i) liens for current Taxes not yet due and payable and Liens for Taxes being contested in good faith through proper proceedings (for which contested Taxes adequate reserves have been made), (ii) inchoate mechanics’ and materialmen’s liens for construction in progress, and, (iii) such (A) inchoate workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of business of the Company or any Subsidiary consistent with past practice, and (B) zoning restrictions, survey exceptions, utility easements, rights of way and similar Liens that are typical for the applicable property type and locality (excluding, in each case, any mortgages or other Liens securing borrowed money) which do not materially interfere with the current use of such Owned Real Property or Leased Real Property and (iv) mortgages provided pursuant to the Credit Agreement.

“person” includes, without limitation, an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” or “group” each within the meaning of Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Release” shall have the meaning given to such term in the United States Comprehensive Environmental Response, Compensation and Liability Act, 42 USC Section 9601 et seq.

“subsidiary” or “subsidiaries” of the Company, the Investors or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Superior Proposal” means a bona fide Acquisition Proposal concerning the sale of 50% or more of the consolidated assets of the Company or any issuance, sale, disposition, tender offer, exchange offer, acquisition of ownership or other transfer of 50% or more of the voting power of the Company made by any person (other than an Investor and its affiliates) which was not solicited by the Company, any Subsidiary, any directors, officers, employees, accountants, consultants, legal counsel, advisors, agents or other representatives of the Company or any Subsidiary or any other affiliates and which, in the good faith judgment of the Board (taking into account the various legal, financial and regulatory aspects of the proposal (including whether or not such a proposal is subject to a financing contingency), and the identity of the person making the proposal) (i) if accepted, is reasonably expected to be consummated and, if applicable, financed, and  (ii) if consummated would, based upon the advice of the Company’s financial advisor, result in a transaction that is more favorable to the Company and to the Company’s stockholders, from a financial point of view, than the Transactions contemplated by this Agreement (as the same may be proposed by the Investors to be amended pursuant to Section 8.01(e)).

“Tax Returns” means any return, report or other form filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in respect of Taxes.

“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other similar charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including, without limitation:  taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property (real or personal), sales, use, capital stock, payroll, employment, occupation, severance, disability, premium, environmental (including taxes under Code Section 59A), social security, workers’ compensation, estimated, unemployment compensation or net worth; alternative or add-on minimum; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.

“Transactions” shall mean execution and delivery of this Agreement and the Ancillary Agreements, the purchase and sale of the Purchased Securities as contemplated by this Agreement, the issuance of the Purchased Securities by the Company, and the performance of the obligations contemplated by this Agreement and the Ancillary Agreements.

“2000 Warrant Agreement” means the Warrant Agreement dated as of September 19, 2000, between the Company and ChaseMellon Shareholder Services, LLC.

“2000 Warrants” means the warrants issued by the Company pursuant to the Warrant Agreement.

(b)                                 The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition

Action	§ 3.09
Agreement	Preamble
Blue Sky Laws	§ 3.05(b)
Claim Notice	§ 9.01(e)
Code	§ 3.10(a)
Closing	§ 2.03
Company	Preamble
Company Common Stock	Recitals
Company Material Contract	§ 3.17
Company Options	§ 3.03(a)
Company Preferred Stock	§ 3.03(a)
Company Recommendation	§ 6.04(d)
Company Stock Option Plans	§ 3.03(a)
Confidentiality Agreement	§ 6.03(b)
Continuing Independent Directors	§ 6.08(b)
Credit Agreement	§ 6.07
Disclosure Schedule	Article III
Dispute Notice	§ 9.01(h)
ERISA	§ 3.10(a)
Exchange Act	§ 3.05(b)
GAAP	§ 3.07(b)
Governmental Authority	§ 3.05(b)
HSR Act	§ 3.05(b)
Indemnified Party	§ 9.01(e)
Indemnifying Party	§ 9.01(e)
Indemnity Notice	§ 9.01(h)
Investors	Preamble
Investor Director Designees	§ 6.08(a)
Investors’ Representative	Preamble
Investor Warrant Agreement	Recitals
Investor Warrants	Recitals
IRS	§ 3.10(a)
Law	§ 3.05(a)
Leased Real Property	§ 3.13(a)
Losses	§ 9.01(b)
Management Agreement	Recitals
Multiemployer Plan	§ 3.10(a)
Nasdaq	§ 3.05(b)
New Independent Directors	§ 6.08(c)
Open Years	§ 3.15(c)

Owned Real Property	§ 3.13(a)
Permits	§ 3.06
PBGC	§ 3.10(d)
Plan	§ 3.10(a)
Proxy Statement	§ 3.05(b)
Purchase Price	§ 2.02
Purchased Securities	Recitals
Registered IP	§ 3.14(a)
Registration Rights Agreement	Recitals
SEC	§ 3.05(b)
SEC Reports	§ 3.07(a)
Securities Act	§ 3.07(a)
Series A Investor Warrant	Recitals
Series B Investor Warrant	Recitals
Shares	Recitals
SOX	§ 3.20
Stockholders Agreement	Recitals
Stockholder Approval	§ 6.01
Stockholders’ Meeting	§ 6.01
Subsidiary	§ 3.01(a)
Tenant Leases	§ 3.13(a)
Termination Date	§ 8.01
Third Party Claim	§ 9.01(e)
Title IV Plan	§ 3.10(d)
Units	Recitals
Warrant Shares	§ 4.04
YAAF	Preamble
YAAF Parallel	Preamble
YCI	Preamble

ARTICLE II

PURCHASE AND SALE

SECTION 2.01.  Purchase and Sale of the Purchased Securities.  Upon the terms and subject to the conditions of this Agreement, at the Closing, the Company shall issue to Investors, and Investors shall purchase, accept and acquire from the Company, that number of Units set forth opposite their respective names on Schedule I hereto.

SECTION 2.02.  Purchase Price.   The purchase price for each Unit shall be $7.50, or $150.0 million in the aggregate (the “Purchase Price”).

SECTION 2.03.  Closing.  Unless this Agreement shall have been terminated in accordance with Section 8.01, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the issuance, purchase and sale of the Units (the “Closing”) will take place at 11:00 a.m., New York time, on the second business day after the satisfaction or waiver of the conditions set forth in Article VII (other than those that by their terms are to be satisfied or waived at the Closing), at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022, unless another time, date or place is agreed to in writing by Investors and the Company.

SECTION 2.04.  Closing Deliveries by the Company.  At the Closing, the Company shall deliver or cause to be delivered to the Investors:

(a)                                  duly executed certificates evidencing the Shares, the Series A Warrants, and the Series B Warrants, registered in the name of the Investors (it being understood that any fractional Warrants shall be rounded to the nearest whole Warrant);

(b)                                 executed counterparts of each Ancillary Agreement (other than the Management Agreement) to which the Company is a party;

(c)                                  a receipt for the Purchase Price; and

(d)                                 the documents, instruments, writings and payments contemplated or required to be delivered by the Company at the Closing pursuant to Section 7.02.

SECTION 2.05.  Closing Deliveries by the Investors.  At the Closing, the Investors shall deliver to the Company:

(a)                                  the Purchase Price by wire transfer in immediately available funds to an account specified by the Company in writing no less than three business days prior to the Closing;

(b)                                 executed counterparts of each Ancillary Agreement (other than the Management Agreement) to which any Investor is a party; and

(c)                                  the documents, instruments and writings contemplated or required to be delivered by the Investors at the Closing pursuant to Section 7.03.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to the Investors to enter into this Agreement, except as set forth in the Disclosure Schedule, which identifies exceptions by specific Section references (it being understood that the listing or setting forth of any matter in one Section shall be deemed to be a listing or setting forth in another Section if such matter is disclosed in such a way as to make its relevance to the information called for by such other Section reasonably apparent on its face), dated as of the date hereof delivered by the Company to the Investors (the “Disclosure Schedule”), the Company hereby represents and warrants to the Investors that:

SECTION 3.01.  Organization and Qualification; Subsidiaries.

(a)                                  Each of the Company and each subsidiary of the Company (each, a “Subsidiary”) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.  The Company and each Subsidiary is duly qualified or licensed as a foreign corporation or other entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                                 A true and complete list of each Subsidiary, together with the jurisdiction of incorporation of each Subsidiary and the percentage of the outstanding capital stock of each Subsidiary owned by the Company and each other Subsidiary, is set forth in Section 3.01(b) of the Disclosure Schedule.  The Company does not directly or indirectly own any Equity Interest, or any interest convertible into or exchangeable or exercisable for any Equity Interest in, any person.

SECTION 3.02.  Certificate of Incorporation and By-laws.  The Company has heretofore made available to the Investors in the Electronic Data Room a complete and correct copy of the Certificate of Incorporation and the By-laws or equivalent organizational documents, each as amended to date, of the Company and each Subsidiary.  Such Certificates of Incorporation, By-laws or equivalent organizational documents of each Subsidiary are in full force and effect.   As of the date hereof, such Certificate of Incorporation and By-laws of the Company are in full force and effect and, as of the Closing, the Certificate of Incorporation and the Restated By-laws shall be in full force and effect.  Neither the Company nor any Subsidiary is in violation of any of the provisions of its Certificate of Incorporation, By-laws or equivalent organizational documents.  True and complete copies of all minute books of the Company and each Subsidiary containing minutes for the five-year period preceding the date of this Agreement have been made available by the Company to the Investors in the Electronic Data Room, except that minutes relating to the Board’s review of strategic alternatives for the Company have been redacted.

SECTION 3.03.  Capitalization.

(a)                                  The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”).  As of March 21, 2005, (i) 30,099,510 shares of Company Common Stock (other than treasury shares) were issued and outstanding, all of which were validly issued, fully paid, nonassessable and free of preemptive rights, (ii) 28,318 shares of Company Common Stock were held in the treasury of the Company and (iii) no shares of Company Common Stock were held by the Subsidiaries.  As of March 21, 2005, 5,476,685 shares of Company Common Stock were issuable (and such number was reserved for issuance) upon exercise of outstanding employee stock options or stock incentive rights granted pursuant to the Pathmark Stores, Inc. 2000 Employee Equity Plan and the 2000 Non-Employee Directors’ Plan, in each case as amended through the date of this Agreement (collectively, the “Company Stock Option Plans”), and 5,294,118 shares of Company Common Stock were issuable upon exercise of the 2000 Warrant Agreement.  As of the date hereof, no shares of Company Preferred Stock are issued and outstanding.  Except as set forth in this Section 3.03 and Section 3.10, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any Subsidiary is a party or by which the Company or any

Subsidiary is bound relating to the issued or unissued capital stock or other Equity Interests of the Company or any Subsidiary, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating the Company or any Subsidiary to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company or any Subsidiary.  Since March 21, 2005 the Company has not issued any shares of its capital stock, or securities convertible into or exchangeable for such capital stock or other Equity Interests, other than those shares of capital stock reserved for issuance as set forth in this Section 3.03 or in Section 3.03(a) of the Disclosure Schedule.  Set forth in Section 3.03(a) of the Disclosure Schedule is a true and complete list, as of March 21, 2005, of the prices at which outstanding options issued under the Company Stock Option Plans (the “Company Options”) may be exercised under the applicable Company Stock Option Plan, the number of Company Options outstanding at each such price and the vesting schedule of the Company Options for each “executive officer” of the Company (within the meaning of such term under Section 16 of the Exchange Act).  None of the Company Options are “incentive stock options” within the meaning of Section 422 of the Code.  All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.  There are no outstanding contractual obligations of the Company or any Subsidiary (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring the registration for sale of, or (E) granting any preemptive or antidilutive right with respect to, any shares of Company Common Stock or any capital stock of, or other Equity Interests in, the Company or any Subsidiary.  There are no outstanding contractual obligations of the Company or any Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other person, other than guarantees by the Company of any indebtedness or other obligations of any wholly-owned Subsidiary.  Each outstanding share of capital stock of, or other Equity Interest in, each Subsidiary is duly authorized, validly issued, and, if applicable, fully paid and, in the case of corporations, nonassessable (except for any corporation incorporated in the State of New York) and free of preemptive rights, and is owned, beneficially and of record, by the Company or another Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company’s or such other Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever.

(b)                                 The Shares, when issued, paid for and delivered in accordance with the terms of this Agreement, and the shares of Company Common Stock to be issued pursuant to the Investor Warrants, will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

SECTION 3.04.  Authority.  The Company has all necessary power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions.  The Company’s execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Ancillary Agreements to which the Company is a party, to consummate the Transactions (other than with respect to the issuance of the Purchased Securities, the approval of a majority of the votes cast at the Stockholders’

Meeting).  The Board has approved this Agreement, each Ancillary Agreement and the issuance of the Purchased Securities and has directed that the Transactions be submitted to the Company’s stockholders for approval at a meeting of such stockholders.  This Agreement and the Management Agreement have been, and at the Closing each of other Ancillary Agreements to which it is a party will be, duly authorized and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Investors, this Agreement and the Management Agreement constitute, and at the Closing each of the other Ancillary Agreements to which the Company is a party will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

SECTION 3.05.  No Conflict; Required Filings and Consents.

(a)                                  The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is a party do not, and the performance of its obligations hereunder and thereunder will not, (i) conflict with or violate the Certificate of Incorporation or By-laws or equivalent organizational documents of the Company or any Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) have been obtained and all filings and obligations described in subsection (b) have been made, conflict with or violate any foreign or domestic statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) require any consent or approval under, result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or give to others a right to require any payment to be made under, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                                 The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is a party do not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or any foreign government, governmental, Tax, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for (A) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), state securities or “blue sky” laws (“Blue Sky Laws”), (B) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (C) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the issuance of the Purchased Securities to be sent to the Company’s stockholders (as amended or supplemented from time to time, the “Proxy Statement”), and (D) any filings required under the rules and regulations of the Nasdaq Stock Market (“Nasdaq”), and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Transactions, (2) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or any Ancillary Agreement, or (3) have a Material Adverse Effect.

SECTION 3.06.  Permits; Compliance.  Each of the Company and the Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted and substantially as described in the Company’s SEC Reports filed prior to the date hereof (the “Permits”), and all such Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Permits would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially delay consummation of the Transactions, (B) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or any Ancillary Agreement or (C) have a Material Adverse Effect.  As of the date hereof, no suspension or cancellation of any of the Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Neither the Company nor any Subsidiary is in conflict with, or in default, breach or violation of, (i) any Law applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (ii) any Permits, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially delay consummation of the Transactions, (B) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or any Ancillary Agreement or (C) have a Material Adverse Effect.  Since the enactment of SOX, the Company and each of its officers and directors have been and are in compliance in all material respects with (A) the applicable provisions of SOX and the related rules and regulations promulgated thereunder and under the Exchange Act and (B) the applicable listing and corporate governance rules and regulations of the Nasdaq.

SECTION 3.07.  SEC Filings; Financial Statements.

(a)                                  The Company has timely filed all forms, reports and documents (including all exhibits) required to be filed by it with the SEC since February 1, 2002 (the “SEC Reports”).  The SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  No Subsidiary is required to file any form, report or other document with the SEC.  As of the date hereof, the Company is eligible to register securities on Form S-3 of the Securities Act.

(b)                                 Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and the Company’s books and records, and each fairly presented the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to normal year-end adjustments which individually or in the aggregate did not have, and would not reasonably be expected to have, a Material Adverse Effect).  The books and records of the Company and each Subsidiary have been, and are being, maintained in accordance with applicable legal and accounting requirements in all material respects.

(c)                                  Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Subsidiaries as of January 31, 2004 included in the Company Form 10-K for the year ended January 31, 2004, including the notes thereto, none of the Company or any consolidated Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities or obligations incurred since January 31, 2004 that would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially delay consummation of the Transactions, (B) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or any Ancillary Agreement or (C) have a Material Adverse Effect.

(d)                                 The Company has previously made available to the Investors in the Electronic Data Room a complete and correct copy of any amendment or modification which has not yet been filed with the SEC to any agreement, document or other instrument which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

(e)                                  As of the date hereof, neither the Company nor, to the knowledge of the Company, any of the Company’s or any Subsidiary’s employees, is the subject of any formal or informal investigation by the SEC, and, to the knowledge of the Company, no such investigation has been threatened or fact exists which would reasonably be expected to result in the institution of any such investigation.  Written correspondence (other than any transmittal letter or other correspondence that does not address substantively any comments or questions from, or ongoing discussions with, the SEC), with the SEC since February 1, 2002 until the date hereof has been made available to the Investors in the Electronic Data Room.  The audit committee of the Board has established “whistleblower” procedures that meet the requirements of Exchange Act Rule 10A-3, and has made available to the Investors in the Electronic Data Room true, complete and correct copies of such procedures.  Neither the Company nor any Subsidiary has received any “complaints” (within the meaning of Exchange Act Rule 10A-3) in respect of any accounting, internal accounting controls or auditing matters.  To the knowledge of the Company, no complaints seeking relief under Section 806 of SOX have been filed with the United States Secretary of Labor and no employee has threatened to file any such complaint.

(f)                                    The Company has made available to the Investors in the Electronic Data Room true and complete copies of (i) any written communications or presentations, however transmitted, delivered to the Board or the Audit Committee of the Board or the Company’s external auditor that discusses any potential material weakness or potential significant deficiency in the Company’s or any Subsidiary’s disclosure controls and procedures or internal control over financial reporting or the Company’s compliance, or ability to timely comply, with Section 404 of SOX,  (ii) formal documentation of their internal controls over financial reporting, in each case as in effect as of January 31, 2005, (iii) all notices received from its external auditor prior to the date hereof of any significant deficiencies or material weaknesses in the Company’s internal control over financial reporting since January 31, 2004 and any other management letter or similar correspondence from any independent auditor of the Company or any of its Subsidiaries received since January 31, 2003 and prior to the date hereof.

SECTION 3.08.  Absence of Certain Changes or Events.  Except as set forth in the SEC Reports filed with the SEC prior to the date of this Agreement or as expressly contemplated by this Agreement, since January 31, 2004 through the date hereof, each of the Company and the Subsidiaries has conducted its business in the ordinary course consistent with past practice and, since such date through the date hereof, (i) there has not occurred any Material Adverse Effect or an event or development that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or any event or development that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance of this Agreement or any Ancillary Agreement by the Company and (ii) the Company and the Subsidiaries have not (A) issued, sold, pledged, disposed, granted or encumbered any shares of any class of capital stock or other Equity Interests in or of the Company or any Subsidiary, (B) sold, pledged, disposed, transferred, leased, licensed, guaranteed or encumbered any material property or assets of the Company or any Subsidiary, except in the ordinary course of business consistent with past practice, (C) acquired (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof, (D) except for borrowings under the Credit Agreement or borrowings under the predecessor credit facility, incurred any indebtedness for borrowed money which, individually or together with all such other indebtedness, exceeds $2 million, (E) granted any security interest in any of their material assets except for such security interests as would constitute a Permitted Lien, (F) made or authorized any capital expenditure or purchase of fixed assets other than in the ordinary course of business, (G) increased the compensation or benefits payable to or to become payable to its directors, officers or employees, except for increases in accordance with past practices in salaries or wages of employees of the Company or any Subsidiary which are not across-the-board increases, or granted any rights to severance or termination pay to, or entered into any employment or severance agreement with, any director, officer or other employee (other than severance for employees other than officers, in accordance with past practice, in connection with such employee’s termination of employment with the Company) of the Company or any Subsidiary, or taken any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Plan, (H) made or changed any material election in respect of Taxes, adopted or changed any material accounting method in respect of Taxes or settled or compromised any material claim, notice, audit report or assessment in respect of Taxes, (I) made any material change, other than changes required by GAAP or in the ordinary course of business, with respect to accounting policies or procedures of the Company or any of its Subsidiaries, (J) pre-paid any long-term debt or paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except for such payments, discharges or satisfaction of claims as were in the ordinary course of business consistent with past practice,  or (K) written up, written down or written off the book value of any material assets, or a material amount of any other assets, other than in the ordinary course of business or except as required by GAAP.

SECTION 3.09.  Absence of Litigation.  Except as disclosed in the SEC Reports filed prior to the date of this Agreement, there is no litigation, suit, claim, action, formal complaint, prosecution, indictment, formal investigation, arbitration or proceeding (whether civil, criminal or administrative, an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, or, to the knowledge of the Company, for which the Company or any Subsidiary is obligated to indemnify a third party, before any Governmental Authority that (i) has had or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) challenges the validity or propriety or seeks to materially delay or prevent the consummation of the Transactions and which is reasonably expected to be adversely determined against the Company.  Neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any order of, consent decree, settlement agreement or similar written agreement with, any Governmental Authority, or any order, writ, judgment, injunction, decree, ruling, determination or award of any Governmental Authority that would, individually or in the aggregate, reasonably be expected to (A) prevent or materially delay consummation of the Transactions, (B) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or any Ancillary Agreement or (C) result in a Material Adverse Effect.

SECTION 3.10.  Employee Benefit Plans.

(a)           Section 3.10(a)(i) of the Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, incentive, stock option, stock purchase, restricted stock, phantom stock, or other stock-based compensation, deferred compensation, retiree medical or life insurance, supplemental executive retirement, severance or other benefit plans, programs, trusts or arrangements, and all employment, termination, severance, compensation or other contracts or agreements, to which the Company or any of its affiliates is a party, or which are sponsored by the Company or any of its affiliates for the benefit of any employee, officer or director of the Company or any Subsidiary, and (ii) any material contracts, arrangements, agreements, policies, practices or understandings between the Company or any of its affiliates and any employee of the Company or of any Subsidiary, including, without limitation, any contracts, arrangements or understandings or change in control arrangements relating to a sale of the Company (collectively, the “Plans”).  Section 3.10(a)(ii) of the Disclosure Schedule lists each “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA) in which any employee of the Company or any Subsidiary participates (the “Multiemployer Plans”).  All Plans are in writing and the Company has made available to the Investors in the Electronic Data Room true, correct and complete copies of (i) such Plans, (ii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”), if any, with respect to any Plan and, to the extent in the Company’s possession, any Multiemployer Plan, (iii) the most recent summary plan description for each Plan for which a summary plan description is available or is required by applicable Law, (iv) the most recent actuarial report or valuation, if any, relating to a Plan and, to the extent in the Company’s possession, any Multiemployer Plan, and (v) the most recent determination letter, if any, issued by the IRS with respect to any Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

(b)                                 Each Plan has been operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including, without limitation, ERISA and the Code.  As of the date hereof, no action, claim or proceeding is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) that would result in any material liability to the

Company and, to the knowledge of the Company, no fact or event exists that would give rise to any such action, claim or proceeding.

(c)                                  Each Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination letter from the IRS and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and, to the knowledge of the Company, no fact or event has occurred since the date of such determination letter or letters from the IRS that would reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(d)                                 With respect to any Plan which is an “employee pension benefit plan” as defined in Section 3(2) of ERISA and which is subject to Part 3 of Title I or to Title IV of ERISA (a “Title IV Plan”): (i) there is no lien under Section 412(n) of the Code by reason of an accumulated funding deficiency, whether or not waived, under Section 412 of the Code; (ii) no liability (other than liability for premiums) to the Pension Benefit Guaranty Corporation (“PBGC”) has been incurred and all premiums required to be paid to the PBGC have been paid by or on behalf of such Title IV Plan; (iii) the assets of each Title IV Plan equal or exceed the benefit liabilities of such Title IV Plan determined on a termination basis; and (iv) as of the date hereof, the Company has received no actual notice from the PBGC that an event or condition exists which (A) would constitute grounds for termination of such Title IV Plan by the PBGC or (B) has caused a partial termination of such Title IV Plan.

(e)                                  None of the Plans provides medical, health or life insurance or any other welfare-type benefits for current or future retired or terminated employees of the Company or its Subsidiaries or their spouses of dependents (other than in accordance with Part 6 of Title I of ERISA or Code Section 4980B).

(f)                                    The Transactions contemplated hereby will not entitle any employee, officer or director of the Company and its Subsidiaries to any amount (whether in cash or property) that would be received under any Plan, or increase the amount of or accelerate the time of payment of vesting thereof.

(g)                                 No amount or acceleration referred to in subsection (f) above (whether or not disclosed on Section 3.10(f) of the Disclosure Schedule) would (i) be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) or (ii) not be deductible under Section 162(a)(1) or 404 of the Code.

(h)                                 As of the date hereof, (i) all of the options issued under the Company Stock Option Plans are either (A) unvested or (B) were issued at no less than fair market value and (ii) no shares of restricted Common Stock issued by the Company provide for a deferral opportunity beyond vesting.

SECTION 3.11.  Labor Matters  (i) Neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, nor, to the knowledge of the Company as of the date hereof, are there any activities or proceedings of any labor union to organize any such employees; and (ii) neither the Company nor any Subsidiary has materially breached or otherwise failed to comply with any material provision of any such agreement or contract, and, to the knowledge of the Company as of the date hereof, there are no material grievances outstanding against the Company or any Subsidiary under such agreement or contract.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) there are no controversies pending or, to the knowledge of the Company, threatened between the Company or any Subsidiary and any of their respective employees; and (ii) there is no organized strike, slowdown, work stoppage or lockout by or with respect to any employees of the Company or any Subsidiary.

SECTION 3.12.  Proxy Statement.  The Proxy Statement shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company and at the time of the Stockholders’ Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading except that no representation or warranty is made by the Company with respect to any information supplied by the Investors for inclusion in the Proxy Statement.  The Proxy Statement, and any amendments or supplements thereto, when filed by the Company with the SEC, or when distributed or otherwise disseminated to the Company’s stockholders, as applicable, shall comply as to form in all material respects with the requirements of the Exchange Act the rules and regulations thereunder and other applicable Laws.

SECTION 3.13.  Property and Leases.

(a)                                  As of the date hereof, Section 3.13 of the Disclosure Schedule contains a true, correct and complete list of (i) all real property owned by the Company or its Subsidiaries (“Owned Real Property”), (ii) all leases, subleases or other occupancy agreements relating to all real property that any of the Company or its Subsidiaries owns, leases or subleases or otherwise has any right, title or interest in or to and sets forth the Company or applicable Subsidiary that leases, subleases or otherwise has an interest in same (the property demised thereunder herein referred to as the “Leased Real Property”) and (iii) with respect to each of the Owned Real Properties and Leased Real Properties, all existing leases, subleases, licenses or other occupancy agreements to which the Company or any of its Subsidiaries is a party as landlord or lessor thereunder or by which the Company or any of its Subsidiaries is bound as landlord or lessor thereunder, and all amendments, modifications, extensions and supplements thereto (collectively, the “Tenant Leases”), regardless of whether the terms thereof have commenced.  Section 3.13 of the Disclosure Schedule briefly describes the current use or non-use, as the case may be, of such Owned Real Property and Leased Real Property, and neither the Company nor any of its Subsidiaries has any interest in any other real property.

(b)                                 Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each of the Company and its Subsidiaries is the record owner of, and has good and marketable fee title to (including all improvements located thereon) the Owned Real Property, and valid and enforceable leasehold interests in all Leased Real Property and (ii) none of the Owned Real Property or Leased Real Property is subject to any Liens (other than Permitted Liens) or any other easements, rights of way, licenses, grants, building or use restrictions, exceptions, reservations, limitations or other impediments.  There are no options or rights to purchase or lease all or any part of the Owned Real Property or any interest therein of any other person other than as set forth in the Tenant Leases.  No person other than the Company or a Subsidiary leases, has a tenancy or otherwise occupies, or has the right to occupy or use, the Owned Real Property and Leased Real Property other than pursuant to a Tenant Lease.

(c)                                  With respect to each Leased Real Property and Tenant Lease, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:  (i) such lease or sublease is legal, valid, binding, enforceable and in full force and effect; (ii) there exists no default under any such lease or sublease by the Company or any Subsidiary which has not been cured, and, to the knowledge of the Company, there has not occurred any event that (with the lapse of time or the giving of notice or both) would constitute, and no party to any such lease has given the Company or any Subsidiary written notice of or made a claim with respect to, a default on the part of the Company or any of its Subsidiaries under any such lease or sublease; (iii) to the knowledge of the Company, no party (other than the Company or any Subsidiary) is in default, and there has not occurred any event that (with the lapse of time or giving of notice or both) would constitute a default by any such party under any such lease or sublease; (iv) all leasing, brokerage, finder and other similar fees and commissions that are due and payable by the Company or any of its Subsidiaries with respect to such leases and subleases have been paid in full; and (v) a true, correct and complete copy of each such lease and sublease (including any renewal notices delivered thereunder) and any guaranty given with respect thereto has been furnished or made available to the Investors in the Electronic Data Room.

(d)                                 Except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all Owned Real Property and Leased Real Property is in good and usable condition, subject to normal wear and tear and normal industry practice with respect to maintenance, and has such rights of egress and ingress, and such easements, rights of way and grants, as are necessary to allow such real property to be operated, and the business of the Company and each of its Subsidiaries conducted with respect thereto to be conducted, as now operated and conducted.  Except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the Company’s knowledge, no improvement on any Owned Real Property or any Leased Real Property encroaches on an adjacent property owner’s property, and no property owner’s property encroaches on any Owned Real Property or Leased Real Property.  The Owned Real Property and Leased Real Property are all of the material real property assets which are used in or necessary to the continued conduct of the Company’s business as it is currently operated.

(e)                                  Except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries, with respect to the Owned Real Property and the Leased Real Property, has violated (or will violate with notice or the passing of time or both) any zoning, subdivision or building Law applicable thereto, including all applicable health, fire and safety Laws, ordinances and administrative regulations; and (ii) neither the Company nor any of its Subsidiaries has violated (or will violate with notice or the passing of time or both) any covenants, conditions or restrictions contained in any easement, restrictive covenant or other similar instrument or agreement affecting the Owned Real Property or Leased Real Property.  As of the date hereof, except as provided in the Electronic Data Room, neither the Company nor any Subsidiary has received from any Governmental Authority or any other person any written notice of any current or potential material violation of or material noncompliance with any of the matters set forth in clauses (i) and (ii) of the immediately preceding sentence.

(f)                                    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no pending or, to the knowledge of the Company, threatened condemnation or eminent domain proceeding or changes in zoning affecting the Owned Real Property or Leased Real Property that would adversely affect the use, operation, maintenance, enjoyment or value thereof in any material respect.

SECTION 3.14.  Intellectual Property.

(a)                                  Section 3.14(a) of the Disclosure Schedule lists all of the (i) registered trademarks and service marks and applications therefor, (ii) registered copyrights and applications therefor, (iii) issued patents and patent applications, and (iv) domain names, in each case, that are owned by the Company or any Subsidiary and are material to the conduct of the business of the Company and the Subsidiaries (collectively, the “Registered IP”).

(b)                                 Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i)  The Company and the Subsidiaries have used reasonable measures to protect the proprietary nature of the trade secrets and confidential information that they own or use.

(ii)  The Company or the Subsidiaries own all right, title and interest in and to, or has the valid right to use, free and clear of all Liens (other than Permitted Liens and encumbrances arising pursuant to license agreements), the Intellectual Property necessary for or used in the conduct of their business.

(iii)  The conduct of the Company and the Subsidiaries, and the conduct of the business of the Company and the Subsidiaries as currently conducted, do not conflict with, infringe upon, misappropriate, violate or interfere with the Intellectual Property rights of any third party.

(iv)  To the knowledge of the Company, no third party is infringing upon any Intellectual Property owned by the Company or any Subsidiary.

(v)  The Company and the Subsidiaries have taken commercially reasonable measures to maintain and protect the Registered IP.

(c)                                  The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is a party do not, and the performance of its obligations hereunder and thereunder will not, adversely affect the validity of, or the Company or the Subsidiaries rights in, any Registered IP, or any other Intellectual Property (other than, in the case of other Intellectual Property, which would not reasonably be expected to have a Material Adverse Effect).

SECTION 3.15.  Taxes.

(a)                                  Filing of Tax Returns.  Each of the Company and the Subsidiaries has timely filed with the appropriate taxing authority all Tax Returns required to be filed through the date hereof (after giving effect to any filing extension properly granted by a Governmental

Authority having authority to do so or otherwise permitted by applicable Law) subject to such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  All such Tax Returns are complete and accurate in all material respects.  All Taxes due and owing by any of the Company and the Subsidiaries on or before the date hereof (whether or not shown on any Tax Return) have been paid subject to such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No claim has ever been made in writing by a Governmental Authority in a jurisdiction where any of the Company and the Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, except for such claims as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                                 Reserves for Taxes.  The unpaid Taxes of the Company and the Subsidiaries (i) did not, as of the dates of the financial statements contained in the SEC Reports filed with the SEC prior to the date of the Agreement, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) included in the balance sheets contained in such financial statements, and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company and the Subsidiaries in filing their Tax Returns, subject to such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Since the date of the most recent financial statement contained in the SEC Reports filed with the SEC prior to the date of this Agreement, neither the Company nor any of the Subsidiaries has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice subject to such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)                                  Claims and Provisions of Tax Returns.  No deficiencies for Taxes against any of the Company and the Subsidiaries have been claimed or assessed in writing by a Governmental Authority, subject to such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  There are no pending or, to the knowledge of any of the Company or the Subsidiaries, threatened audits, assessments or other Actions for or relating to any liability in respect of Taxes of any of the Company and the Subsidiaries, and there are no matters under discussion with any Governmental Authority, or known to any of the Company and the Subsidiaries, with respect to Taxes that are likely to result in any additional liability for Taxes with respect to any of the Company and the Subsidiaries subject to such exceptions as would not, individually or in the aggregate, reasonably be expected to have an Material Adverse Effect. The Company has delivered or made available to the Investors in the Electronic Data Room complete and accurate copies of all federal income and material state income Tax Returns of each of the Company and the Subsidiaries and their predecessors for the ended years for which the applicable statute of limitations has not yet expired taking into account any extensions thereof (the “Open Years”) and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by any of the Company and the Subsidiaries or any predecessors during the applicable Open Years. The Company has delivered or made available to the Investors complete and accurate copies of local and other material Tax Returns of each of the Company and the Subsidiaries and their predecessors for the Open Years and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by any of the Company and the Subsidiaries or any predecessors during the applicable Open Years.  None of the Company, any of the Subsidiaries or any of their respective predecessors has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than as a result of a valid extension of time to file a Tax Return).

(d)                                 Liens.  There are no Liens for Taxes other than Permitted Liens on any assets of the Company or the Subsidiaries.

(e)                                  Tax Sharing Agreements.  Other than customary contractual provisions in financing and commercial agreements entered into in the ordinary course of business consistent with past practice, there are no Tax sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving any of the Company and the Subsidiaries other than agreements solely between the Company and the Subsidiaries, and, after the Closing Date, none of the Company and the Subsidiaries shall be bound by any such Tax sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(f)                                    Other Entity Liability.  None of the Company and the Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company).  None of the Company and the Subsidiaries has any liability for the Taxes of any Person (other than Taxes of the Company and the Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state or local law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise, except, in the case of clauses (ii), (iii) and (iv), pursuant to customary contractual provisions in financing and commercial agreements entered into in the ordinary course of business consistent with past practice.

(g)                                 Withholding Taxes.  Each of the Company and the Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(h)                                 Spin-Offs.  Neither the Company nor any of the Subsidiaries has distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997, and neither the stock of the Company nor the stock of any of the Subsidiaries has been distributed in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997.

(i)                                     Tax Shelters.  Neither the Company nor any of the Subsidiaries has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(j)                                     Ownership Changes.  Neither the Company nor any Subsidiary has undergone any ownership change in 2004 or any prior taxable years that would cause an annual limitation on the utilization of its net operating losses pursuant to Section 382 of the Code, subject to such exceptions as would not materially decrease the amount of its net operating losses utilized in such prior taxable years.

SECTION 3.16.  Environmental Matters.  Except as set forth in the SEC Reports filed with the SEC prior to the date of this Agreement, or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:  (i) neither the Company nor any Subsidiary is in violation of, and is not subject to any liability with respect to,  any Environmental Law; (ii) there has not been a Release of any Hazardous Substances at any properties owned or operated by the Company or any Subsidiary; (iii) to the knowledge of the Company, neither the Company nor any Subsidiary is liable for any off-site Releases of Hazardous Substances; (iv) the Company and its Subsidiaries have all permits, licenses and other authorizations required for their current operations under any Environmental Law and are in compliance with all such permits, licenses and authorizations; (v) none of the Company or, to the knowledge of the Company, any Subsidiary has received any written notice, demand, letter, claim or request for information alleging that the Company, any Subsidiary, any property owned or operated by the Company or any Subsidiary, or any of their current operations is in violation of, or liable under, any Environmental Law; (vi) none of the Company or any  Subsidiary (A) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, any permits, licenses or authorizations under Environmental Laws, or the investigation, remediation or removal of Hazardous Substances and, to the knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened with respect thereto, or (B) is an indemnitor in connection with any claim asserted in writing by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances; and (vii) to the knowledge of the Company, the execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is a party, and the performance of its obligations hereunder, does not require any action with regard to, any property owned or operated by the Company or any Subsidiary, pursuant to any so called property transfer law, including the New Jersey Industrial Site Recovery Act.

SECTION 3.17.  Contracts; Debt Instruments.  Except as filed as exhibits to the SEC Reports prior to the date of this Agreement, none of the Company or any Subsidiary are a party to or bound by any contract:

(i) which contains any non-compete provisions with respect to any line of business or any or geographic area with respect to the Company, any Subsidiary or any of the Company’s current or future affiliates, or restricts the conduct of any line of business by the Company, any Subsidiary or any of the Company’s current or future affiliates or any geographic area in which the Company, any Subsidiary or any of the Company’s current or future affiliates may conduct business, in each case in any material respect,

(ii) which would prohibit or materially delay the consummation of the Transactions,

(iii) which, as of the date hereof, is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), or

(iv) which, as of the date hereof,

(A) involves aggregate annual expenditures or other payments in excess of $2.0 million, except (1) those contracts cancelable (without material penalty, cost or other liability) within ninety (90) days and (2) purchase orders for inventory entered into in the ordinary course of business consistent with past practice,

(B) contain minimum purchase conditions or requirements or other terms that restrict or limit the purchasing relationships of the Company or any Subsidiary, except (1) those contracts cancelable (without material penalty, cost or other liability) within ninety (90) days and (2) purchase orders for inventory entered into in the ordinary course of business consistent with past practice, or

(C) is a license to or from the Company or any Subsidiary relating to any material Intellectual Property,

except, in the case of each of (A) through (C) above, for such contracts as are disclosed in Section 7 of the Data Site Index.

Each contract of the type described above in this Section 3.17, whether or not filed as an exhibit to any SEC Report, disclosed on Section 7 of the Data Site Index or otherwise set forth in Section 3.17 of the Disclosure Schedule, is referred to herein as a “Company Material Contract.”  Each Company Material Contract is valid and binding on the Company and each Subsidiary party thereto and, to the Company’s knowledge, each other party thereto, and in full force and effect, and the Company and each Subsidiary has in all material respects performed all obligations required to be performed by it to the date hereof under each Company Material Contract and, to the Company’s knowledge, each other party to each Company Material Contract has in all material respects performed all obligations required to be performed by it under such Company Material Contract, except as would not, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Transactions, (2) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or any Ancillary Agreement or (3) result in a Material Adverse Effect.  None of the Company or any Subsidiary knows of, or has received notice of, any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract or any other contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Transactions, (2) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or any Ancillary Agreement or (3) result in a Material Adverse Effect.

SECTION 3.18.  Related Party Transactions.  Neither the Company nor any Subsidiary is a party to any agreement or arrangement with or for the benefit of any person who, to the Company’s knowledge, based on a review of Schedule 13Ds and Schedule 13Gs filed under the Exchange Act, is a holder of 5% or more of the outstanding equity securities of the Company or any officer, director, partner or affiliate of any such person.

SECTION 3.19.  Insurance.  The Company and the Subsidiaries maintain, with reputable insurers or through self-insurance, insurance in such amounts, including deductible arrangements, and of such a character as is customary for companies engaged in the same or similar business.  All policies of title, fire, liability, casualty, business interruption, workers’ compensation and other forms of insurance including, but not limited to, directors and officers insurance, held by the Company and its Subsidiaries as of the date hereof, are in full force and effect in accordance with their terms.  Neither the Company nor any of its Subsidiaries is in

default under any provisions of any such policy of insurance and neither the Company nor any of its Subsidiaries has received notice of cancellation of any such insurance.

SECTION 3.20.  Controls. The Company has established and maintains, to the extent required by Rule 13a-15 of the Exchange Act, (i) a system of internal control over financial reporting that is sufficient to ensure that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain asset accountability, (C) access to assets is permitted only in accordance with management’s general or specific authorization,  (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and (E) records are maintained that in reasonable detail accurately and fairly reflect the transactions and dispositions of the Company’s and its Subsidiaries’ assets, and (ii) a system of disclosure controls and procedures (as defined in the Exchange Act) that is sufficient to ensure that all material information required to be disclosed by the Company in the SEC Reports is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Company in the SEC Reports is accumulated and communicated to the Company’s management, as appropriate to allow timely decisions regarding required disclosure.  The Company has disclosed, and will continue to disclose, based on its most recent evaluation, to the Company’s external auditors, the Audit Committee of the Board and to the Investors (i) any potential significant deficiencies and potential material weaknesses in the design or operation of its or its Subsidiaries’ systems of internal control over financial reporting which are reasonably expected to adversely affect in any material respect the Company’s or any of its Subsidiaries’ ability to record, process, summarize and report financial information and (ii) any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s or any Subsidiary’s internal controls over financial reporting.  Except as disclosed in the Company’s SEC Reports filed on or prior to the date hereof, there have been no changes in the Company’s disclosure controls and procedures or internal control over financial reporting.  The Company is currently implementing such programs and is taking such steps as it believes are necessary to effect compliance (not later than the relevant statutory and regulatory deadline therefor) with all applicable provisions of Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX”).  To the knowledge of the Company, as of the date hereof, there is no reason to believe that the Company’s external auditors and its chief executive officer and chief financial officer will not be able to give, without qualification, the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of SOX, in the Company’s Form 10-K for fiscal 2004.

SECTION 3.21.  Private Offering.  None of the Company, any of the Subsidiaries, nor anyone acting on their behalf, has offered or sold or will offer or sell any securities, or has taken or will take any other action, which would reasonably be expected to subject the offer, issuance or sale of the Purchased Securities, as contemplated hereby, to the registration provisions of the Securities Act.

SECTION 3.22.  Vote Required.  The affirmative vote of a majority of the votes cast at the Stockholders’ Meeting is the only vote of the holders of any class or series of capital stock or other Equity Interests of the Company necessary to approve the issuance of the Purchased Securities.

SECTION 3.23.  Section 203 of the DGCL; Takeover Statute.  The Board of Directors has taken all actions necessary or advisable to ensure that Section 203 of the Delaware General Corporation Law does not apply to any of the Transactions contemplated by this Agreement or the Ancillary Agreements (including, but not limited to, the purchase of the Units hereunder and any exercise of the Investor Warrants).  The execution, delivery and performance of this Agreement and the Ancillary Agreements will not cause to be applicable to the Company any “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws.

SECTION 3.24.  Fairness Opinion.  The Board of Directors has received the opinion of Dresdner Kleinwort Wasserstein Securities LLC, financial advisor to the Board of Directors, to the effect that, as of the date of such opinion, the Purchase Price to be received by the Company in exchange for the issuance and sale of the Purchased Securities is fair, from a financial point of view, to the Company.

SECTION 3.25.  Brokers.  No broker, finder or investment banker (other than Dresdner Kleinwort Wasserstein Securities LLC) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.  The Company has heretofore made available to the Investors in the Electronic Data Room a true and complete copy of all agreements between the Company and Dresdner Kleinwort Wasserstein pursuant to which such firm would be entitled to any payment relating to the Transactions or any other transaction contemplated by this Agreement or any Ancillary Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF INVESTORS

As an inducement to the Company to enter into this Agreement, each Investor hereby represents and warrants to the Company that:

SECTION 4.01.  Organization.  Such Investor and the Investors’ Representative is a limited liability company or partnership, as applicable, duly organized, validly existing and in good standing under the Laws of the State of Delaware.

SECTION 4.02.  Authority.  Such Investor and the Investors’ Representative has all necessary power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions.  Such Investor’s and the Investors’ Representative’s execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation by it of the Transactions have been duly and validly authorized by all necessary limited liability company or partnership action, and no other limited liability company or partnership proceedings on the part of such Investor or the Investors’ Representative are necessary to authorize this Agreement or the Ancillary Agreements to which it is a party or to consummate the Transactions.  This Agreement has been, and at the Closing each of the

Ancillary Agreements to which such Investor and the Investors’ Representative is a party will be, duly and validly executed and delivered by it and, assuming due authorization, execution and delivery by the Company and, in the case of the Ancillary Agreements, any other party thereto, this Agreement constitutes, and at the Closing each of the Ancillary Agreements to which such Investor is a party will constitute, a legal, valid and binding obligation of such Investor and the Investors’ Representative enforceable against it in accordance with its terms.

SECTION 4.03.  No Conflict; Required Filings and Consents.

(a)                                  The execution and delivery by such Investor of this Agreement and the Ancillary Agreements to which it is a party do not, and the performance of its obligations hereunder and thereunder will not, (i) conflict with or violate its organizational documents, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) have been obtained and all filings and obligations described in subsection (b) have been made, conflict with or violate any Law applicable to it or by which any of its properties or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any of its properties or assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which it is a party or by which it or any of its properties or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Transactions, (2) otherwise prevent or materially delay its performance of any of its material obligations under this Agreement or any Ancillary Agreement, or (3) have a material adverse effect on such Investor.

(b)                                 The execution and delivery by such Investor of this Agreement and the Ancillary Agreements to which it is a party do not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for (A) applicable requirements, if any, of the Exchange Act, Blue Sky Laws, (B) the pre-merger notification requirements of the HSR Act, (C) the filing with the SEC of the Proxy Statement, and (D) any filings required under the rules and regulations of Nasdaq, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Transactions, (2) otherwise prevent or materially delay its performance of any of its material obligations under this Agreement or any Ancillary Agreement, or (3) have a material adverse effect on such Investor.

SECTION 4.04.  Investment Purpose.  Such Investor is acquiring the Purchased Securities for its own account solely for the purpose of investment and not with a view to, or for resale in connection with, any distribution of the Purchased Securities, the shares of Company Common Stock issuable upon exercise of the Investor Warrants (the “Warrant Shares”) or any interest therein.

SECTION 4.05.  Status of Shares; Limitations on Transfer and Other Restrictions.  Such Investor acknowledges and understands that (i) the Purchased Securities and the Warrant

Shares have not been and will not be registered under the Securities Act or any under any state securities laws (other than in accordance with the Registration Rights Agreement) and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) that such exemption depends in part upon, and such Purchased Securities and Warrant Shares are being sold in reliance on, the representations and warranties set forth in this Article IV, (iii) it must bear the economic risk of its investment in the Purchased Securities for an indefinite period of time because the Purchased Securities and the Warrant Shares must be held indefinitely unless subsequently registered under the Securities Act and applicable state securities laws or unless an exemption from such registration is available, (iv) the Purchased Securities will be subject to certain restrictions on transfer and voting, as set forth in the Stockholders Agreement, and (v) a restrictive legend in the form set forth in Section 5.03 of the Stockholders Agreement shall be placed on all certificates evidencing the Purchased Securities and the Warrant Shares.

SECTION 4.06.  Sophistication and Financial Condition of the Investors.  Such Investor is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act, a sophisticated investor and, by virtue of its business or financial experience, is capable of evaluating the merits and risks of the investment in the Purchased Securities.  Such Investor has been provided an opportunity to ask questions of and receive answers from representatives of the Company concerning the terms and conditions of this Agreement and the purchase of the Purchased Securities contemplated hereby.

SECTION 4.07.  Available Funds.  Such Investor has, or will have on or prior to the Closing, sufficient funds in its possession to permit it to acquire and pay for the Purchased Securities to be purchased by it and to perform its obligations under this Agreement.

SECTION 4.08.  Proxy Statement.  None of the information supplied by such Investor in writing for inclusion in the Proxy Statement shall, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

SECTION 4.09.  Ownership of Company Capital Stock.  As of the date of this Agreement, the Investors and their affiliates, taken together, are the beneficial owners of no more than one hundred shares of capital stock of the Company.

SECTION 4.10.  Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of such Investor.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE CLOSING

SECTION 5.01.  Conduct of Business by the Company Pending the Closing.  The Company agrees that, between the date of this Agreement and the Closing, except as set forth in Section 5.01 of the Disclosure Schedule or as contemplated by any other provision of this

Agreement, except as provided below, the businesses of the Company and the Subsidiaries shall be conducted in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice; and the Company shall use its reasonable efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations.  Except as contemplated by this Agreement and Section 5.01 of the Disclosure Schedule, neither the Company nor any Subsidiary shall, between the date of this Agreement and the Closing, directly or indirectly, do, or propose to do, any of the following without the prior written consent of the Investors:

(a)                                  amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;

(b)                                 (1) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other Equity Interests in or of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock or other Equity Interests, or any other ownership interest (including, without limitation, any phantom interest or other interest represented by contract), of the Company or any Subsidiary (except for the issuance of shares of Company Common Stock issuable pursuant to the Company Stock Option Plans or the 2000 Warrant Agreement) or (2) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets of the Company or any Subsidiary, except (A) pursuant to existing contracts or commitments or the sale or purchase of goods in the ordinary course of business consistent with past practice, (B) for sales, transfers, leases, licenses, mortgages, pledges, dispositions or encumbrances in the ordinary course of business consistent with past practice that, in the case of the Owned Real Property and Leased Real Property, are in an amount not to exceed $3,000,000 in the aggregate and (C)(i) the payment of any dividend or the making of any other distributions by any Subsidiary to the Company or another Subsidiary, (ii) the payment by any Subsidiary of any indebtedness owed to the Company, (iii) the making of any loans by, or advances from, any Subsidiary to the Company, or (iv) the transfer by any Subsidiary of any of its property or assets to the Company;

(c)                                  declare, set aside, make or pay any dividend or other distribution (except by a wholly-owned Subsidiary to the Company or to another wholly-owned Subsidiary of the Company), payable in cash, stock, property or otherwise, with respect to any of its capital stock or enter into any agreement with respect to the voting of its capital stock;

(d)                                 reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or other Equity Interests;

(e)                                  (1) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof; (2) except for borrowings in the ordinary course of business under the Credit Agreement, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets except in the ordinary course of business; (3) (A) terminate, cancel or request or agree to any material change in any Company Material Contract other than in the ordinary course of business consistent with past practice, or (B) enter into any material contract or agreement other than in the ordinary course of business consistent with past practice, except, in each case, for any contract that is terminable without penalty upon not more than 90 days notice, (4) make or authorize any capital expenditure or purchases of fixed assets other than as set forth on the capital expenditure plan attached in Section 5.01(e)(4) of the Disclosure Schedule; or (5) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 5.01(e);

(f)                                    except as may be required by contractual commitments or corporate policies with respect to severance or termination pay in existence on the date of this Agreement as disclosed in Section 3.10 of the Disclosure Schedule, (1) increase the compensation payable to or to become payable to its directors, officers or employees, except for increases in accordance with past practices in salaries or wages of employees of the Company or any Subsidiary which are not across-the-board increases, (2) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Law or the terms of a collective bargaining agreement in existence on the date of this Agreement, or (3) take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Plan;

(g)                                 (1) make or change any material election in respect of Taxes, (2) adopt or change any material accounting method in respect of Taxes, (3) enter into any Tax allocation agreement, Tax-sharing agreement, Tax indemnity agreement or closing agreement, (4) settle or compromise any material claim, notice, audit report or assessment in respect of Taxes, or (5) surrender any right to claim a refund of Taxes;

(h)                                 take any action, other than actions required by GAAP or in the ordinary course of business, with respect to accounting policies or procedures;

(i)                                     (1) pre-pay any long-term debt, except in the ordinary course of business in an amount not to exceed $2.0 million in the aggregate for the Company and the Subsidiaries taken as a whole, or pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice, (2) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates, except in the ordinary course of business consistent with past practice, (3) delay or accelerate payment of any account payable in advance of its due date, except in the ordinary course of business consistent with past practice, or (4) vary the Company’s or any Subsidiary’s inventory practices in any material respect from its past practices;

(j)                                     waive, release, assign, settle or compromise any material claims, litigation or arbitration to which the Company or any of its Subsidiaries is a party; which waiver, release, assignment, settlement or compromise involves the payment of amounts, or assumptions of liabilities, by the Company or any of its Subsidiaries of an amount in excess of $2,000,000, or which results in material restrictions on the use of any material Owned Real Property or material Leased Real Property or otherwise enjoins or restricts the Company from conducting the business as currently conducted in any material respect;

(k)                                  adopt, or propose to adopt, or maintain any shareholders’ rights plan, “poison pill” or other similar plan or agreement, unless the Investors are exempted from the provisions of such shareholders’ rights plan, “poison pill,” or other similar plan or agreement

(l)                                     except in accordance with Section 6.04(a), modify, amend, terminate, or release or assign any material rights or claims with respect to any confidentiality or standstill agreement;

(m)                               write up, write down or write off the book value of any material assets, individually or in the aggregate, for the Company and the Subsidiaries taken as a whole, other than in the ordinary course of business consistent with past practice or except as required by GAAP applied on a consistent basis throughout such period;

(n)                                 to the extent required or applicable, take any action to exempt or make not subject to (1) the provisions of Section 203 of the DGCL or (2) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person (other than the Investors or any of their affiliates) or any action taken thereby, which person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom; or

(o)                                 announce an intention, enter into any agreement or otherwise make a commitment, to do any of the foregoing.

SECTION 5.02.  No Contrary Agreements or Actions.  The Company shall not, and shall cause its Subsidiaries not to, enter into any letter of intent, agreement in principle, acquisition agreement, contract or other similar agreement concerning any transaction that constitutes an Acquisition Proposal (other than the Transactions contemplated by this Agreement).  The Company shall, and shall cause its Subsidiaries to, fully enforce against all persons (except the Investors and their affiliates) any confidentiality or standstill agreement to which the Company or any of its Subsidiaries is a party; provided, however that the Company may waive any such standstill agreement to the extent necessary for such person to be able to make a non-public proposal to the Board for consideration in accordance with Section 6.04.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01.  Stockholders’ Meeting.  The Company, acting through the Board, shall, in accordance with applicable Law and the Company’s Certificate of Incorporation and By-laws, (a) duly call, give notice of, convene and hold a special meeting of its stockholders as promptly as practicable after the date of this Agreement for the purpose of considering, taking action on, and voting on the issuance of the Purchased Securities (the “Stockholders’ Meeting”), (b) the Company shall submit the issuance of the Purchased Securities to a vote of the Company’s stockholders and (c) subject to Section 6.04(d), (i) include in the Proxy Statement the recommendation of the Board that the stockholders of the Company approve the issuance of the Purchased Securities (such approval by the Company’s stockholders, the “Stockholder Approval”) and (ii) use all reasonable efforts to obtain the Stockholder Approval, including, without limitation, postponing or adjourning the Stockholders’ Meeting to obtain a quorum or to solicit additional proxies or calling, giving notice of, convening and holding additional Stockholders’ Meetings.  At the Stockholders’ Meeting, no matters shall be noticed or submitted to the stockholders other than the issuance of the Purchased Securities or a proposal to adjourn or postpone the meeting, including for purposes of soliciting additional proxies in favor of the approval of the issuance of the Purchased Securities.  The Company shall call, give notice of, convene and hold the Stockholders’ Meeting and submit the issuance of the Purchased Securities to a vote of the Company’s Stockholders, regardless of the commencement, disclosure, announcement or submission to it of any Acquisition Proposal (whether or not a Superior Proposal), any furnishing of information, discussions or negotiations with respect thereto, or any decision or action by the Board to change, withhold or withdraw its recommendation in respect of the issuance of the Purchased Securities.  The Company shall not submit to the vote of its stockholders any Acquisition Proposal (whether or not a Superior Proposal).

SECTION 6.02.  Proxy Statement; Other SEC Filings.  As promptly as practicable after the date of this Agreement, the Company shall file a preliminary Proxy Statement with the SEC under the Exchange Act, and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC.  In addition, the Company shall prepare and file with the SEC any Other Filings as and when required or requested by the SEC.  The Investors and the Company shall cooperate with each other in the preparation of the Proxy Statement and any Other Filings, and the Company shall promptly notify the Investors of the receipt of any comments of the SEC with respect to the Proxy Statement or any Other Filings and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to the Investors copies of all correspondence between the Company or any representative of the Company and the SEC.  The Company shall give the Investors and their counsel the opportunity to review the Proxy Statement and any Other Filings for a reasonable time prior to their being filed with the SEC and shall give the Investors and their counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments for a reasonable time prior to their being filed with, or sent to, the SEC.  The Company shall in good faith consider the Investors’ comments on any such documents.  Each of the Company and each Investor agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and the Company agrees to use its reasonable best efforts to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of shares of Company Common Stock entitled to vote at the Stockholders’ Meeting at the earliest practicable time.  If at any time prior to the Closing, any event or circumstance relating to the Company or any Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Proxy Statement or any Other Filing, the Company shall promptly inform the Investors.  All documents that the Company is responsible for filing in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act, the rules and regulations thereunder and other applicable Laws.

SECTION 6.03.  Access to Information; Confidentiality.

(a)                                  From the date hereof to the Closing and in compliance with applicable Laws, the Company shall, and shall cause the Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Subsidiaries to, afford the officers, employees, accountants, counsel, investment bankers and other agents of the Investors reasonable access at all reasonable times to the officers, employees, agents, properties, offices and other facilities, books and records of the Company and each Subsidiary, and shall furnish the Investors with such financial, operating and other data and information as the Investors, through their officers, employees or agents, may reasonably request.

(b)                                 All information obtained by the Investors pursuant to this Section 6.03 shall be kept confidential in accordance with the confidentiality agreement, dated as of January 7, 2005 (the “Confidentiality Agreement”), between an affiliate of the Investors and the Company.

(c)                                  No investigation pursuant to this Section 6.03 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

SECTION 6.04.  No Solicitation of Transactions.

(a)                                  None of the Company or any Subsidiary shall, directly or indirectly, take (and the Company shall not authorize or permit any directors, officers, employees, accountants, consultants, legal counsel, advisors, agents or other representatives of the Company or any Subsidiary or, to the extent within the Company’s control, other affiliates to take) any action to (i) encourage (including, without limitation, by way of furnishing non-public information), solicit, initiate or facilitate any Acquisition Proposal, (ii)  enter into any agreement with respect to any Acquisition Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the issuance of the Purchased Securities or any other transaction contemplated by this Agreement or (iii) participate in any way in discussions or negotiations with, or furnish any information to, any person in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal, except as permitted by Section 6.04(c).  The Company shall take all action necessary to ensure that the directors, officers, employees, accountants, consultants, legal counsel, advisors, agents and other representatives of the Company or any Subsidiary and, to the extent within the Company’s control, other affiliates, do not take or do any of the actions referenced in the immediately foregoing sentence.  Upon execution of this Agreement, the Company shall cease immediately and cause to be terminated any and all existing discussions or negotiations with any parties conducted heretofore with respect to an Acquisition Proposal and promptly request that all confidential information with respect thereto furnished on behalf of the Company be returned.

(b)                                 The Company shall, as promptly as practicable (and in no event later than one business day after receipt thereof), advise the Investors of any Acquisition Proposal, potential Acquisition Proposal, or any inquiry received by it relating to any potential Acquisition Proposal (including, without limitation, any Acquisition Proposal that constitutes a Superior Proposal) and of the material terms of any proposal or inquiry, including, but not limited to, the identity of the person and its affiliates making the same, that it may receive in respect of any such Acquisition Proposal, potential Acquisition Proposal, or inquiry, or of any information requested from it or of any negotiations or discussions being sought to be initiated with it, shall furnish to the Investors a copy of any such proposal or inquiry, if it is in writing, or a reasonably accurate written summary of any such proposal or inquiry, if it is not in writing, and shall keep the Investors informed on a reasonably prompt basis with respect to any developments with respect to the foregoing.

(c)                                  If the Company receives an Acquisition Proposal which was not solicited in violation of Section 6.04(a) and (i) which constitutes a Superior Proposal or (ii) which the Board in its good faith judgment concludes proposes consideration that is more favorable to the Company and its stockholders than the Transactions contemplated by this Agreement and which would reasonably be expected to result in a Superior Proposal in all other respects, then the Company shall promptly provide the Investors written notice that complies with the requirements of Section 6.04(b).  Once the Investors have received such notice, the Company may then, in response to an Acquisition Proposal which meets the criteria of the preceding sentence, (x) furnish information with respect to the Company and the Subsidiaries to the person making such Acquisition Proposal pursuant to a customary confidentiality agreement, the benefits of the terms of which are no more favorable to the other party to such confidentiality agreement than those in place with the Investors and (y) participate in discussions with respect to such Acquisition Proposal, but only if, in each case, after consultation with outside counsel, the Board determines in good faith that to fail to participate in such discussions or negotiations, furnish such information or take such other actions would constitute a breach of the Board’s fiduciary obligations under applicable Law.

(d)                                 Neither the Board nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the Investors, the approval or recommendation by the Board or such committee of the issuance of the Purchased Securities (the “Company Recommendation”) and the matters to be considered at the Stockholders’ Meeting or (ii) other than the Transactions contemplated by this Agreement, approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal.  Nothing contained in this Section 6.04(d) shall prohibit the Company (x) from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act if the Board determines, in good faith, after consultation with outside counsel, it would otherwise constitute a breach of its fiduciary duty to stockholders to not take and disclose such position or (y) in the event that a Superior Proposal is made and the Board determines in good faith, after consultation with outside counsel, that it would otherwise constitute a breach of its fiduciary duty to stockholders, from withdrawing or modifying its recommendation of the Transactions contemplated by this Agreement no earlier than three business days following the day of delivery of written notice to the Investors of its intention to do so.  Notwithstanding any actions that may be taken pursuant to this Section 6.04, the Company shall in all events comply with the provisions of Section 6.01.

SECTION 6.05.  Further Action; Reasonable Best Efforts; Consents; Filings.

(a)                                  Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions, (ii) obtain from any Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by the Investors or the Company or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Authority (including, without limitation, those in connection with the HSR Act), in connection with the authorization, execution and delivery of this Agreement and each Ancillary Agreement and the consummation of the Transactions contemplated herein and therein, including, without limitation, the Transactions, and (iii) make promptly its respective filings, and thereafter make any other submissions, required under (x) the Exchange Act, and any other applicable federal or state securities Laws, (y) the HSR Act (in respect of which the parties will file a Notification and Report Form as soon as practicable but in no event later than ten (10) days after the date of this Agreement) and (z) any other applicable Law; provided, however, that the Investors and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith.

(b)                                 The parties hereto shall cooperate and assist one another in connection with all actions to be taken pursuant to Section 6.05(a), including the preparation and making of the filings referred to therein and, if requested, amending or furnishing additional information thereunder, including, subject to applicable Law and the Confidentiality Agreement, providing copies of all related documents to the non-filing party and their advisors prior to filing, and to the extent practicable none of the parties will file any such document or have any communication with any Governmental Authority without prior consultation with the other parties.  Each party shall keep the others apprised of the content and status of any communications with, and communications from, any Governmental Authority with respect to the Transactions.  To the extent practicable and permitted by a Governmental Authority, each party hereto shall permit representatives of the other party to participate in meetings (whether by telephone or in person) with such Governmental Authority.

(c)                                  Each of the parties hereto agrees to cooperate and use its reasonable best efforts to defend through litigation on the merits any Action, including any administrative or judicial Action, asserted by any party in order to avoid the entry of, or to have vacated, lifted, reversed, terminated or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that in whole or in part restricts, prevents or prohibits consummation of the Transactions by August 31, 2005, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal.

(d)                                 Notwithstanding any other provision of this Agreement to the contrary, the Investors agree to take promptly any and all steps necessary to avoid or eliminate each and every impediment under any antitrust or trade regulation Law that may be asserted by any Governmental Authority or any other person with respect to the Transactions so as to enable the parties to consummate the Transactions by August 31, 2005, including, without limitation, proposing, negotiating and committing to and/or effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of the Investors or the Company (including assets or businesses of a subsidiary of any Investor or the Company) as are required to be divested, or entering into such other arrangements as are required in order to avoid the entry of, or to effect the dissolution of, any decree, judgment, injunction (whether temporary, preliminary or permanent) or other order in any suit or proceeding, which would otherwise have the effect of preventing, restricting, restraining or prohibiting the consummation of the Transactions by August 31, 2005.

(e)                                  From the date of this Agreement through the Closing, no Investor shall, nor shall it cause its affiliates to enter into any letter of intent (whether binding or non-binding), contract or other commitment of any kind relating to the acquisition by such Investor or such affiliate of any voting interest in any business related to the retail food or drug business, the effect of which would reasonably be expected to delay or prevent the consummation of the Transactions.

(f)                                    The Company, the Subsidiaries and the Investors shall give any notices to third parties, and use all reasonable efforts to obtain any third party consents, (i) necessary, proper or advisable to consummate the Transactions contemplated in this Agreement and each Ancillary Agreement or (ii) required to be disclosed in the Disclosure Schedule.  In the event that either party shall fail to obtain any third party consent described in the first sentence of this Section 6.05(f), such party shall use all reasonable efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon the Company, the Subsidiaries and the Investors, and their respective businesses resulting, or which would reasonably be expected to result after the Closing, from the failure to obtain such consent.

(g)                                 From the date of this Agreement until the Closing, the Company shall promptly notify the Investors in writing of any pending or, to the knowledge of the Company, threatened Action by any Governmental Authority or any other person (i) challenging or seeking material damages in connection with the Transactions or (ii) seeking to restrain or prohibit the consummation of the Transactions, which in either case would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect prior to or after the Closing.

SECTION 6.06.  Public Announcements.  The Investors and the Company agree that no public release or announcement concerning the Transactions shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Law or the rules or regulations of Nasdaq, in which case the party required to make the release or announcement shall use its best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

SECTION 6.07.  Credit Agreement.  The Company shall use its reasonable best efforts to obtain from the required lenders under the Company’s $250.0 million Amended and

Restated Credit Agreement dated as of October 1, 2004, as in effect on the date of this Agreement (the “Credit Agreement”) a permanent waiver or amendment of the applicable provisions of Section 2.12 and Article VII and any other applicable provisions of such Credit Agreement in order to permit the Company to retain the proceeds from the sale of the Purchased Securities (including any proceeds from the exercise of the Investor Warrants) and apply them for general corporate purposes and to permit the consummation of the Transactions and the performance by the Company of its obligations under this Agreement and the Ancillary Agreements. The Company shall also use its reasonable best efforts to obtain from such required lenders the amendments contemplated on Section 6.07 of the Disclosure Schedule and such other amendments to the Credit Agreement as the Company and the Investors shall mutually agree.

SECTION 6.08.  Board Representation.

(a)                                  Within 15 business days after the execution of this Agreement, the Investors shall notify the Board in writing of the names of five individuals (which may include one or more members of senior management of the Company) that the Investors designate as the individuals who shall be appointed to the Board immediately after the Closing (it being understood that YAAF and YAAF Parallel each shall have the right to designate one such person, and that Investors collectively shall designate the other three such persons).  Prior to the mailing to Company Stockholders of the Proxy Statement, the Investors shall have the right to revise their list of five individuals, and the individuals so designated (the “Investor Director Designees”) shall be disclosed in the Proxy Statement, and such individuals shall consent to serve if appointed.  The Board shall have the right to consent to the Investor Director Designees designated by the Investors prior to the Closing, which consent shall not be unreasonably withheld.

(b)                                 Within 15 business days after execution of this Agreement, the Board shall notify the Investors in writing of the names of up to six individuals who are independent directors of the Company as of the date of this Agreement and who the Board designates as the directors who intend to remain as members of the Board following the Closing.  Prior to the mailing to the Company Stockholders of the Proxy Statement, the Board shall have the right to revise or supplement its list of up to six individuals, and the individuals so designated (the “Continuing Independent Directors”) shall be disclosed in the Proxy Statement, and such individuals shall consent to continue to serve as directors following the Closing.

(c)                                  In the event that, at any time prior to the mailing to the Company Stockholders of the Proxy Statement, the number of named Continuing Independent Directors shall be less than six, the Board and the Nominating Committee of the Board shall use all reasonable efforts to recruit additional individuals who meet the requirements of Section 2.01(a)(ii) of the Stockholders Agreement and who shall consent to serve as independent directors of the Company after the Closing (the “New Independent Directors”), provided, however, that immediately prior to the Closing, the aggregate number of named Continuing Independent Directors and New Independent Directors may be either less than or equal to six.  The Investors shall have the right to consent to the New Independent Directors designated by the Board prior to the Closing, which consent shall not be unreasonably withheld.

(d)                                 Immediately prior to the Closing, the Company and the Board shall take all actions necessary to (i) increase the authorized number of directors to eleven, (ii) cause those directors of the Company who are not Continuing Independent Directors to resign from the Board, and (iii) effective as the Closing, appoint the Investor Director Designees and the New Independent Directors as directors of the Company.

SECTION 6.09.  Cooperation.  The Company and the Investors shall coordinate and cooperate in connection with (i) the preparation of the Proxy Statement and any Other Filings, (ii) determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts, in connection with the consummation of the Transactions and (iii) seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Proxy Statement or any Other Filings and timely seeking to obtain any such actions, consents, approvals or waivers.

SECTION 6.10.  Certain Notices.  From and after the date of this Agreement until the Closing, each party shall promptly notify the other party of (i) the occurrence of any material adverse effect with respect to it, (ii) the occurrence, or non-occurrence, of any event or any breach or misrepresentation that would reasonably be expected to cause any condition to the obligations of such party to effect the Transactions not to be satisfied or (iii) the failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement or any Ancillary Agreement that would reasonably be expected to result in any condition to the obligations of such party to effect the Transactions not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.10 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

SECTION 6.11.  Investors’ Representative.  Except for the rights of YAAF and YAAF Parallel to designate persons to be appointed to the Board pursuant to Section 6.08 hereof, which rights shall be exercised only by YAAF and YAAF Parallel as set forth in Section 6.08, the parties acknowledge and agree that The Yucaipa Companies LLC shall be the designated representative of the Investors, or Investors’ Representative, with the authority to make all decisions and determinations and to take all actions (including giving consents and waivers or agreeing to any amendments to this Agreement or to the termination hereof) required or permitted hereunder on behalf of the Investors, and any such action, decision or determination so made or taken shall be deemed the action, decision or determination of the Investors, and any notice, document, certificate or information required to be given to any Investor shall be deemed so given if given to the Investors’ Representative.

ARTICLE VII

CONDITIONS

SECTION 7.01.  Conditions to the Obligations of Each Party.  The obligations of each party to effect the Transactions shall be subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

(a)                                  Stockholder Approval.  The issuance of the Purchased Securities shall have been approved and adopted by the requisite affirmative vote of the stockholders of the Company in accordance with the DGCL, the Certificate of Incorporation of the Company and Nasdaq Rule 4350(i)(D);

(b)                                 No Order.  No Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Transactions illegal or otherwise restricting, preventing or prohibiting consummation of the Transactions;

(c)                                  HSR Act.  Any waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated; and

(d)                                 Court Proceedings.  No Action shall be pending or threatened before any Governmental Authority wherein an unfavorable injunction, judgment, order, decree, ruling or charge would reasonably be expected to (A) (1) prevent consummation of any of the Transactions contemplated by this Agreement or any Ancillary Agreement, (2) cause any of the Transactions contemplated by this Agreement or any Ancillary Agreement to be rescinded following consummation thereof, (3) materially adversely affect the rights and powers of the Investors to own the Purchased Securities, and exercise all of their rights as stockholders of the Company and as parties to the Ancillary Agreements, and in each case, no such injunction, judgment, order, decree, ruling or charge shall be in effect or (B) cause or require the payment by the Company (including as the result of the acceleration, or other obligation to repay prior to scheduled maturity, any indebtedness) or, to the extent such Action relates to the Company or the Transactions contemplated by this Agreement or any Ancillary Agreement, the Investors, of damages, fines or other penalties or awards that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided, however that, in each case, any such threatened Action would reasonably be expected to be adversely determined against the Company, the Investors or their respective affiliates.

SECTION 7.02.  Conditions to the Obligations of the Investors.  The obligations of the Investors to consummate the Transactions are subject to the satisfaction or waiver of the following additional conditions:

(a)                                  Representations and Warranties.  Each of the representations and warranties of the Company contained in this Agreement and each Ancillary Agreement that are qualified by materiality or Material Adverse Effect shall be true and correct as of the date hereof and as of the Closing as though made on and as of the Closing (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), and all representations and warranties which are not so qualified shall be true and correct in all material respects (except that those representations and warranties which address matters only as of a particular date need only remain true and correct in all material respects as of such date).

(b)                                 Agreements and Covenants.  Each of the Company and each Subsidiary shall have performed, in all material respects, all obligations and complied with, in all material respects, its agreements and covenants to be performed or complied with by it under this Agreement and the Ancillary Agreements to which it is a party on or prior to the Closing.

(c)                                  Officer Certificate.  The Company shall have delivered to the Investors a certificate, dated the date of the Closing, signed by the President of the Company, certifying as to the satisfaction of the conditions specified in Sections 7.02(a), (b), (d), and (g).

(d)                                 Material Adverse Effect.  No Material Adverse Effect shall have occurred since the date of this Agreement.

(e)                                  Ancillary Agreements.  Each of the Ancillary Agreements to which the Company is a party shall have been duly executed and delivered by the Company,

(f)                                    Payments Under Management Agreement.  All amounts owing from the Company to the Investors’ Representative at the Closing pursuant to the Management Agreement shall have been paid or provision for such payment shall have been made in form and substance that is satisfactory to the Investors.

(g)                                 Credit Agreement.  The waivers and amendments in respect of the Credit Agreement referred to in the first sentence of Section 6.07 shall have been obtained in form and substance reasonably satisfactory to the Investors.  Immediately prior to the Closing, the Company’s “Excess Availability” (as defined in the Credit Agreement) under the Credit Agreement, minus the amount of any Expenses (including amounts payable to the Investors’ Representative under the Management Agreement) that are unpaid immediately prior to the Closing, shall be at least $20.0 million.

(h)                                 Board Representation.  The Investor Director Designees shall have been duly appointed, effective concurrently with the Closing, to the Board and to all applicable committees of the Board in accordance with the provisions of this Agreement and the Stockholders Agreement and the resignation of all directors who are neither Investor Director Designees nor Continuing Independent Directors shall have become effective.

(i)                                     Opinion of Counsel.  A favorable opinion of Shearman & Sterling LLP, counsel to the Company, dated as of the Closing Date, covering the matters attached hereto as Exhibit E-1 shall have been delivered to the Investors, and a favorable opinion of other counsel to the Company, dated as of the Closing Date, covering the matters attached hereto as Exhibit E-2 shall have been delivered to the Investors.

(j)                                     Certified Resolutions.  Certified copies of resolutions duly adopted by the Board and stockholders of the Company authorizing the execution, delivery and performance of this Agreement, the Ancillary Agreements to which it is a party and the Transactions.

(k)                                  Incumbency Certificate.  A certificate of the Secretary of the Company, as to the incumbency of the officer(s) (who shall not be such Secretary) executing this Agreement, the Ancillary Agreements to which the Company is a party and the other instruments, documents, certificates and agreements contemplated hereby or thereby.

(l)                                     Good Standings. A short form certificate of good standing of each of the Company and each Subsidiary, certified by the Secretary of State or Clerk of the State Corporation Commission of each state or commonwealth in which it is incorporated or organized or qualified to do business, in each case as of a date not more than two business days prior to the Closing.

(m)                               Consents and Approvals.   All consents, approvals and authorizations of any person with respect to the Transactions set forth on Section 7.02(m) of the Disclosure Schedule shall have been obtained (and a copy delivered to the Investors).

SECTION 7.03.  Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Transactions are subject to the satisfaction or waiver of the following additional conditions:

(a)                                  Representations and Warranties.  Each of the representations and warranties of each Investor contained in this Agreement and each Ancillary Agreement that are qualified by materiality or material adverse effect shall be true and correct as of the date hereof and as of the Closing as though made on and as of the Closing (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), and all representations and warranties which are not so qualified shall be true and correct in all material respects (except that those representations and warranties which address matters only as of a particular date need only remain true and correct in all material respects as of such date).

(b)                                 Agreements and Covenants.  The Investors shall have performed, in all material respects, all obligations or complied with, in all material respects, all agreements and covenants to be performed or complied with by it under this Agreement on or prior to the Closing.

(c)                                  Officer Certificate.  Each Investor shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President or any Vice President of such Investor, certifying as to the satisfaction of the conditions specified in Sections 7.03(a) and 7.03(b).

(d)                                 Ancillary Agreements.  Each of the Ancillary Agreements to which any Investor is a party shall have been duly executed and delivered by such Investor.

(e)                                  Opinion of Counsel.  A favorable opinion of counsel to the Investors, dated as of the Closing Date, covering the matters attached hereto as Exhibit F shall have been delivered to the Company.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01.  Termination.  This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing, whether or not the Stockholder Approval has been obtained (the date of any such termination, the “Termination Date”):

(a)                                  By mutual written consent of the Investors and the Company (the Company’s consent being duly authorized by the Board); or

(b)                                 By either the Investors or the Company if (i) the Closing shall not have occurred on or before August 31, 2005; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date or (ii) any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any order, decree, judgment, injunction or ruling which is then in effect and is final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions; provided, however that the party seeking to terminate this Agreement shall have fulfilled its obligations pursuant to Section 6.05 of this Agreement to lift such injunction, order, decree or ruling; or

(c)                                  By the Investors or the Company if the Stockholder Approval is not obtained at the Stockholders’ Meeting;

(d)                                 By the Investors if (i) the Board shall have withdrawn, or adversely modified, or failed within three business days after the Investors request to reconfirm the Company Recommendation (or determined to do so), (ii) the Board shall have determined to recommend to the stockholders of the Company that they approve an Acquisition Proposal other than that contemplated by this Agreement or shall have determined to accept a Superior Proposal, (iii) a tender offer or exchange offer that, if successful, would result in any person or group becoming a beneficial owner of 20% or more of the outstanding shares of any class or series (or the voting power of any class or series) of equity securities of the Company, is commenced (other than by an Investor or an affiliate of an Investor) and the Board fails within ten days after such commencement to recommend that the stockholders of the Company not tender their shares in such tender or exchange offer or (iv) for any reason the Company fails to call or hold the Stockholders’ Meeting by August 26, 2005;

(e)                                  By the Company, if the Board determines to accept a Superior Proposal, but only after the Company, (i) holds the Stockholders’ Meeting and has failed to obtain the Stockholder Approval required for the consummation of the Transactions, (ii) provides the Investors with not less than three business days advance written notice of its determination to accept such Superior Proposal (including all material terms thereof) and within such three business day period has in good faith negotiated, and has caused its, directors, officers, financial and legal advisors to negotiate with the Investors to make such adjustments to the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal, and (ii) fulfills its obligations under Section 8.03 hereof immediately prior to (and as a pre-condition to) such termination, provided, however that the Company’s right to terminate this Agreement under this Section 8.01(e) shall not be available if the Company is then in breach of Section 6.04, until such time as such breach shall have been cured;

(f)                                    By the Investors, if since the date of this Agreement, there shall have been any event, development or change of circumstance that constitutes, has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and such Material Adverse Effect is not cured within 20 days after the Company receives written notice thereof from the Investors; or

(g)                                 By the Investors, if (i) the Company shall have breached any representation, covenant or agreement set forth in this Agreement, (ii) such breach or misrepresentation is not cured within 20 days after the Company receives written notice thereof from the Investors and (iii) such breach or misrepresentation would cause the conditions set forth in Section 7.02(a) or Section 7.02(b) not to be satisfied.

(h)                                 By the Company, if (i) any Investor shall have breached any representation, covenant or agreement set forth in this Agreement, (ii) such breach or misrepresentation is not cured within 20 days after any such Investor receives written notice thereof from the Company and (iii) such breach or misrepresentation would cause the conditions set forth in Section 7.03(a) or Section 7.03(b) not to be satisfied.

SECTION 8.02.  Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of any party hereto, except (i) with respect to Article VIII and Article IX, which shall survive any such termination and remain in full force and effect and (ii) with respect to any liabilities or damages incurred or suffered by a party as a result of the material breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement or any Ancillary Agreement.

SECTION 8.03.  Fees and Expenses.

(a)                                  Expenses.  Except as set forth in this Section 8.03 or as provided in the Management Agreement, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such Expenses, whether or not the Transactions are consummated, provided, however that the Company shall pay all of the Expenses related to printing, filing and mailing the Proxy Statement and all SEC and other regulatory filing fees incurred.  The Investors and the Company agree that if this

Agreement is terminated pursuant to Sections 8.01(b), 8.01(c), 8.01(d) or 8.01(e), then the Company shall pay the Investors an amount equal to the sum of the Investors’ Expenses up to an amount equal to $2 million.  Payment of Expenses pursuant to this Section 8.03 shall be made not later than two business days after delivery, from time to time, to the Company of notice of demand for payment and a documented itemization setting forth in reasonable detail the Expenses of the Investors.

(b)                                 Termination Fee.  In addition to any payment required by the foregoing provisions of this Section 8.03:

(i)                                     in the event that this Agreement is terminated pursuant to Section 8.01(d) or Section 8.01(e), then the Company shall pay to the Investors immediately prior to such termination, in the case of a termination by the Company, or within two business days thereafter, in the case of a termination by the Investors, a termination fee of $6.5 million,

(ii)                                  in the event that this Agreement is terminated pursuant to Section 8.01(c) and within 12 months of the termination of this Agreement, the Company or any Subsidiary enters into an agreement concerning a transaction that constitutes an Acquisition Proposal, or otherwise consummates an Acquisition Proposal, then immediately prior to (and as a pre-condition to) entering into any such agreement or consummating such transaction, the Company shall pay the Investors a termination fee of $6.5 million; and

(iii)                               in the event that this Agreement is terminated pursuant to Section 8.01(b)(i) and within 12 months of the termination of this Agreement, the Company or any Subsidiary enters into an agreement concerning a transaction that constitutes an Acquisition Proposal, or otherwise consummates an Acquisition Proposal, then immediately prior to (and as a pre-condition to) entering into any such agreement or consummating such transaction, the Company shall pay the Investors a termination fee of $6.5 million.

(c)                                  Payments.  All payments under this Section 8.3 shall be made by wire transfer of immediately available funds (in U.S. dollars) to an account designated in writing by the Investors.

(d)                                 Costs of Enforcement.  The Company acknowledges that the agreements contained in this Section 8.03 are an integral part of the Transactions contemplated by this Agreement.  In the event that the Company shall fail to pay any amounts required by this Section 8.03 when due, the Company shall reimburse the Investors for all reasonable fees and expenses incurred by the Investors and their affiliates (including fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.03.

SECTION 8.04.  Amendment.  This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Closing; provided, however, that, after the Stockholder Approval is obtained, no amendment may become effective that would by Law require approval of the stockholders of the Company, without approval of such stockholders.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

SECTION 8.05.  Waiver.  At any time prior to the Closing, any party hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement or condition contained herein.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01.  Survival of Representations and Warranties; Indemnification.

(a)                                  All representations and warranties contained in this Agreement shall be deemed made at the Closing as if made at such time and shall survive the Closing for 18 months, except that (i) with respect to claims asserted pursuant to this Section 9.01 before the expiration of the applicable representation or warranty, such claims shall survive until the date they are finally liquidated or otherwise resolved, (ii) Section 3.15 shall survive until 30 days after the end of the applicable statute of limitations and (iii) Section 3.01, 3.02, 3.03, 3.04, 3.05(a)(i) shall survive indefinitely.  A claim shall be made or commenced hereunder by the Indemnified Party delivering to the Indemnifying Party a written notice specifying in reasonable detail the nature of the claim, the amount claimed (if known or reasonably estimable), and the factual basis for the claim.

(b)                                 The Company agrees to indemnify and hold harmless each Investor, its partners, affiliates, officers, directors, employees and duly authorized agents and each of their affiliates and each other person controlling any Investor or any of its affiliates within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act and any partner of any of them from and against all losses, claims, damages, diminution in value of the Purchased Securities, expenses (including reasonable counsel fees and disbursements) or liabilities (“Losses”) which are related to or arise out of (1) any breach by the Company of any of its representations or warranties in this Agreement and (2) failure to perform any of the covenants or agreements made by the Company in this Agreement. The term “Losses” as used in this Section 9.01 is not limited to matters asserted by third parties against an Indemnified Party, but includes Losses incurred or sustained by an Indemnified Party in the absence of third party claims, and shall be net of any Tax benefit available to the Indemnified Party.

(c)                                  The Investors agree to indemnify and hold harmless each Company, its Subsidiaries and each of their respective officers, directors, employees, duly authorized agents and affiliates from and against all Losses which are related to or arise out of (1) any breach by any Investor of any of its representations or warranties in this Agreement and (2) failure to perform any of the covenants or agreements made by the Investors in this Agreement.

(d)                                 Notwithstanding anything to the contrary contained in this Agreement: (i) an Indemnifying Party shall not be liable for any claim for indemnification pursuant to this

Section 9.01 with respect to any breach of any representation or warranty, unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party equals or exceeds $2.5 million, after which the Indemnifying Party shall be liable only for those Losses in excess of $2.5 million; (ii) no Losses may be claimed under Section 9.01 by any Indemnified Party or shall be included in calculating the aggregate Losses set forth in clause (i) above other than Losses in excess of $50,000 resulting from any single claim or aggregated claims arising out of the same facts, events or circumstances; (iii) with respect to any breach of any representation or warranty, the maximum amount of indemnifiable Losses which may be recovered from an Indemnifying Party arising out of or resulting from the causes set forth in Section 9.01 shall be an amount equal to the Purchase Price; and (iv) neither party hereto shall have any liability under any provision of this Agreement or any Ancillary Agreement for any punitive damages.

(e)                                  A party claiming indemnification under this Agreement (an “Indemnified Party”) with respect to any claims asserted against the Indemnified Party by a third party (“Third Party Claim”) that would give rise to a right of indemnification under this Agreement shall promptly (i) notify the party from whom indemnification is sought (the “Indemnifying Party”) of the Third Party Claim, and (ii) transmit to the Indemnifying Party a written notice (“Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), and the basis of the Indemnified Party’s request for indemnification under this Agreement.  Failure to provide such Claim Notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party demonstrates actual and material prejudice as a result of such failure. The Indemnifying Party shall have the right to defend the Indemnified Party against such Third Party Claim provided that such Indemnifying Party has acknowledged in writing its obligation to fully indemnify the Indemnified Party with respect to such Third Party Claim pursuant to this Section 9.01.

(f)                                    If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend such Third Party Claim with counsel selected by the Indemnifying Party, who is reasonably acceptable to the Indemnified Party, by all appropriate proceedings, which proceedings shall be prosecuted reasonably diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 9.01(d). The Indemnifying Party shall have full control of such defense and proceedings, including, any compromise or settlement thereof, provided, however that the Indemnifying Party shall not consent to the entry of a judgment or enter into any settlement with respect to the matter (i) which does not contain a complete release of the Indemnified Party, contains a finding of responsibility or liability on the part of the Indemnified Party or the violation of any applicable legal requirement, provides any material sanction or material restriction upon the conduct of any business by the Indemnified Party, or provides for any relief other than monetary damages which are paid in full by the Indemnifying Party, or (ii) without the prior written consent of the Indemnified Party, which consent shall not be unreasonably conditioned, withheld or delayed.  If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including the making of any related counterclaim against the Person asserting the Third Party Claim or any cross complaint against any person.  The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 9.01, and the Indemnified Party shall bear its own costs and expenses with respect to such participation; provided, however, if in the opinion of counsel of the Indemnified Party there is a reasonable likelihood of a conflict of interest between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall bear the reasonable costs and expenses of one counsel to the Indemnified Party in connection with such defense. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party that the Indemnified Party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages.

(g)                                 If the Indemnifying Party fails to notify the Indemnified Party within the thirty (30) days after receipt of any Claim Notice that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 9.01(f), or if the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 9.01(f) but fails to reasonably diligently defend or settle the Third Party Claim, then the Indemnified Party shall have the right to defend the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously defended by the Indemnified Party to a final conclusion or settled (with the reasonable costs and expenses of such defense borne by the Indemnifying Party).  The Indemnified Party shall have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Third Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent, which shall not be unreasonably withheld or delayed.  The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 9.01(g), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

(h)                                 In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder which does not involve a Third Party Claim, the Indemnified Party shall promptly transmit to the Indemnifying Party a written notice (the “Indemnity Notice”) describing in reasonable detail the nature of the claim, the Indemnified Party’s best estimate of the amount of Losses attributable to such claim and the basis of the Indemnified Party’s request for indemnification under this Agreement.  If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim (the “Dispute Notice”), the Indemnifying Party shall be deemed to have accepted and agreed with such claim. If the Indemnifying Party has disputed such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution to such dispute.  If the Indemnifying Party and the Indemnified Party cannot resolve such dispute in thirty (30) days after delivery of the Dispute Notice, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

(i)                                     The parties agree to treat all indemnification payments made under this Section 9.01 or otherwise under this Agreement as an adjustment to the Purchase Price or as capital contributions for Tax purposes.

SECTION 9.02.  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy, by a recognized overnight courier service or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

if to the Investors:

c/o The Yucaipa Companies LLC

9130 W. Sunset Boulevard

Los Angeles, California 90069

Attention:  Robert P. Bermingham

with a copy to:

Latham & Watkins LLP
633 West Fifth Street, Suite 4000
Los Angeles, California 90071
Telecopy No.:  (213) 891-8763
Attention:  Thomas C. Sadler

if to the Company:

Pathmark Stores, Inc.
200 Milik Street
Carteret, New Jersey 07008
Attention:  Marc A. Strassler

with a copy to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
Telecopy No.:  (212) 848-7179
Attention:  W. Jeffrey Lawrence

SECTION 9.03.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 9.04.  Entire Agreement; Assignment.  This Agreement and the Ancillary Agreements constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede, except as set forth in Section 6.03(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.  This Agreement shall not be assigned by operation of law or otherwise; provided, however, that each Investor may assign its right, title and interest under this Agreement to one or more subsidiaries, or to any corporation, partnership or limited liability company that is an affiliate of such Investor; provided, further, that no such assignment shall relieve any such Investor of any of its obligations hereunder.

SECTION 9.05.  Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 9.06.  Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

SECTION 9.07.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York.  All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court, in each case sitting in the Borough of Manhattan.  The parties hereto hereby (a) submit to the exclusive jurisdiction of any New York state or federal court, in each case sitting in the Borough of Manhattan, for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions contemplated hereby may not be enforced in or by any of the above-named courts.

SECTION 9.08.  Waiver of Jury Trial.  Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions contemplated hereby.  Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.08.

SECTION 9.09.  Attorneys’ Fees.  If any legal action is brought by reason of any breach of any covenant, condition or agreement of the parties in this Agreement or the Ancillary Agreements, the prevailing party shall be entitled to recover from the other party to the action all costs and expenses of suit, including attorneys’ fees.

SECTION 9.10.  Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.11.  Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Investors, the Company and the Investors’ Representative (solely for the purposes of Section 6.11 of this Agreement) have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

YUCAIPA CORPORATE INITIATIVES
FUND I, L.P.

By: Yucaipa Corporate Initiatives Fund I, LLC
Its: General Partner

By	/s/ Robert P. Bermingham
Name:		Robert P. Bermingham
Title:		Vice President

YUCAIPA AMERICAN ALLIANCE
FUND I, L.P.

By: Yucaipa American Alliance Fund I, LLC
Its: General Partner

By:	/s/ Robert P. Bermingham
	Name:	Robert P. Bermingham
	Title:	Vice President

YUCAIPA AMERICAN ALLIANCE
(PARALLEL) FUND I, L.P.

By: Yucaipa American Alliance Fund I, LLC
Its: General Partner

By:	/s/ Robert P. Bermingham
	Name:	Robert P. Bermingham
	Title:	Vice President

Solely for the Purpose of Section 6.11 of this Agreement

THE YUCAIPA COMPANIES LLC

By:	/s/ Robert P. Bermingham
	Name:	Robert P. Bermingham
	Title:	Vice President

S-1

Securities Purchase Agreement

PATHMARK STORES, INC.

By	/s/ Frank Vitrano
	Name:	Frank Vitrano
	Title:	President and Chief Financial Officer

S-2

Securities Purchase Agreement

EXHIBIT E-1

MATTERS TO BE COVERED IN OPINION OF SHEARMAN & STERLING LLP

TO BE DELIVERED TO INVESTORS

Terms defined in the Securities Purchase Agreement are used herein as therein defined, except that for purposes hereof the following terms have the meanings set forth below:

 “DGCL” means the General Corporation of the State of Delaware.

“Governing Documents” means the certificate of incorporation and bylaws of the Company.

“Material Agreements” means (i) the Credit Agreement, as amended or waived prior to the Closing, and (ii) the Indenture dated as of January 29, 2002 among the Company, the Subsidiary Guarantors and Wells Fargo Bank Minnesota, National Association as Trustee, as amended by the First Supplemental Indenture thereto.

“Transaction Documents” means, collectively, the Securities Purchase Agreement, the Warrant Agreement, Registration Rights Agreement, the Stockholders Agreement, and the Management Agreement.

1.                                       The Company has been duly organized and is validly existing and in good standing under the laws of the State of Delaware.  The Company has the requisite corporate power and authority to enter into the Transaction Documents and perform its obligations thereunder.

2.                                       The execution, delivery and performance of each Transaction Document have been duly authorized by all necessary corporate action of the Company, and each such Transaction Document has been duly executed and delivered by the Company.

3.                                       Each of the Transaction Documents (other than the Stockholders Agreement) constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

4.                                       The Shares and the Investor Warrants have been duly authorized by all necessary corporate action of the Company and, when issued to and paid for by you in accordance with the terms of the Securities Purchase Agreement, will be validly issued, fully paid and non-assessable and free of preemptive rights arising under the Governing Documents or the DGCL.  The shares of Company Common Stock issuable upon exercise of each of the Investor Warrants have been duly reserved and, if issued to the Investors on the date hereof in compliance with the provisions of the Governing Documents, would be validly issued, fully paid and nonassessable and free of preemptive rights arising from the Governing Documents and the DGCL.

5.                                       Assuming the truthfulness of the representations of the Investors and the Company set forth in the Securities Purchase Agreement, the Units, upon issuance and delivery

E-1-1

and payment therefor in the manner described in the Securities Purchase Agreement, will be issued in a transaction exempt from the registration requirements of the Securities Act and the shares of Company Common Stock issuable upon the exercise of the Investor Warrants, if issued and delivered to the Investors on the date hereof in accordance with the terms of the Governing Documents, would also be exempt from the registration requirements of the Securities Act.

6.                                       The execution and delivery of each Transaction Document by the Company and the performance by the Company of its obligations thereunder on the date hereof do not:

i.                  conflict with or violate the Certificate of Incorporation or By-laws of the Company,

ii.               conflict with or violate any federal law or the DGCL applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected,

iii.            require any consent or approval under, result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or give to others a right to require any payment to be made under, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to, the Material Agreements; or

iv.           require any consent, approval, authorization or permit of, or filing with or notification to, any federal or Delaware (with respect to matters governed by the DGCL) Governmental Authority.

E-1-2

EXHIBIT E-2

MATTERS TO BE COVERED IN OPINION OF COUNSEL TO COMPANY

TO BE DELIVERED TO INVESTORS

Terms defined in the Securities Purchase Agreement are used herein as therein defined, except that for purposes hereof the following terms have the meanings set forth below:

“Court Orders” means court and governmental orders, writs, judgments and decrees identified to us by a senior officer of the Company as the only governmental orders, writs, judgments and decrees applicable to the Company, which are identified on Schedule A hereto.

“DGCL” means the General Corporation of the State of Delaware.

“Governing Documents” means the certificate of incorporation and bylaws of the Company.

“Material Agreements” means (i) First Amended and Restated Supply Agreement among the Company, Plainbridge, Inc. and C&S Wholesale Grocers, Inc. dated as of January 29, 1998., (ii) Services Agreement between the Company and International Business Machines dated February 1, 2005, (iii) Prime Vendor Agreement dated March 1, 2003 by and between the Company and AmerisourceBergen Drug Corporation and (iv) Trucking Agreement between the Company and Grocery Haulers, Inc. dated September 15, 1997.

“Transaction Documents” means, collectively, the Securities Purchase Agreement, the Warrant Agreement, Registration Rights Agreement and the Management Agreement.

1.                                       The execution and delivery of each Transaction Document by the Company and the performance by the Company of its obligations thereunder on the date hereof do not:

i.                  conflict with or violate any material New York, New Jersey, Delaware, Pennsylvania Law applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected,

ii.               require any consent or approval under, result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or give to others a right to require any payment to be made under, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to, any Material Agreement; or

iii.            require any material consent, approval, authorization or permit of, or filing with or notification to, any New York, New Jersey, Pennsylvania or Delaware Governmental Authority.

E-2-1

EXHIBIT F

MATTERS TO BE COVERED IN OPINION OF COUNSEL TO INVESTORS

TO BE DELIVERED TO THE COMPANY

Terms defined in the Securities Purchase Agreement are used herein as therein defined, except that for purposes hereof the following terms have the meanings set forth below:

“DLLCA” means the Limited Liability Company Act of the State of Delaware.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act.

“Governing Documents” means (i) in the case of Investors’ Representative, the certificate of formation and the limited liability company agreement of the Investor’s Representative and (ii) in the case of each Investor, the certificate of limited partnership and the limited partnership agreement or other similar operating agreement of such Investor.

“Transaction Documents” means, collectively, the Securities Purchase Agreement, the Warrant Agreement, the Registration Rights Agreement, the Stockholders Agreement and the Management Agreement.

1.                                       Each of the Investors and the Investors’ Representative has been duly formed and validly existing and in good standing under the laws of the State of Delaware.  Each of the Investors has the requisite limited partnership power and authority, and the Investors’ Representative has the requisite limited liability company power and authority, to enter into the Transaction Documents to which it is a party and perform its obligations thereunder.

2.                                       The execution, delivery and performance of each Transaction Document to which each of the Investors and the Investors’ Representative, respectively, is a party have been duly authorized by all necessary limited partnership action of each Investor and all necessary limited liability company action of the Investors’ Representative, and each such Transaction Document has been duly executed and delivered by each Investor and the Investors’ Representative.

3.                                       Each of the Transaction Documents (other than the Stockholders Agreement and the Management Agreement) constitutes a legally valid and binding obligation of each Investor, enforceable against such Investor in accordance with its terms.

4.                                       Each of the Purchase Agreement and the Management Agreement constitutes a legally valid and binding obligation of the Investors’ Representative, enforceable against the Investors’ Representative in accordance with its terms.

5.                                       The execution and delivery by the Investors and the Investors’ Representative of each Transaction Document to which it is a party, and the performance by each Investor and the Investors’ Representative of its obligations thereunder on the date hereof do not:

i.                  conflict with or violate the Governing Documents of such Investor or the Investors’ Representative,

F-1

ii.               conflict with or violate any federal law or the DLLCA or DRULPA applicable to such Investor or the Investors’ Representative or by which any property or asset of such Investor or the Investors’ Representative is bound or affected; or

iii.            require any consent, approval, authorization or permit of, or filing with or notification to, any federal or Delaware (with respect to matters governed by the DLLCA or DRULPA) Governmental Authority.

F-2

SCHEDULE I

Name of Investor	Number of Units

Yucaipa Corporate Initiatives Fund I, L.P.	11,294,200

Yucaipa American Alliance Fund I, L.P.	6,403,000

Yucaipa American Alliance (Parallel) Fund I, L.P.	2,302,800

20,000,000

Schedule I